Exhibit 4.15

REVOLVING CREDIT AGREEMENT

dated as of March 27, 2008

among

LYONDELLBASELL INDUSTRIES AF S.C.A.
(formerly known as BASELL AF S.C.A.),
as the Company,

LYONDELL CHEMICAL COMPANY,
as the U.S. Borrower,

BASELL FINANCE COMPANY, B.V.,
as the Foreign Borrower,

and

ACCESS INDUSTRIES HOLDINGS LLC,
as Lender

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions and Accounting Terms

Section 1.01	Defined Terms	3
Section 1.02	Other Interpretive Provisions	3
Section 1.03	Accounting Terms	3
Section 1.04	Rounding	3
Section 1.05	References to Agreements, Laws, Etc.	3
Section 1.06	Times of Day	3
Section 1.07	Timing of Payment or Performance	3
Section 1.08	Currency Equivalents Generally	3
Section 1.09	Change of Currency	3
Section 1.10	[Reserved.]	3
Section 1.11	Luxembourg Terms	3

ARTICLE II

The Revolving Credit Commitments and Credit Extensions

Section 2.01	The Revolving Credit Loans	3
Section 2.02	Borrowings, Conversions and Continuations of Loans	3
Section 2.03	[Reserved]	3
Section 2.04	Repayments	3
Section 2.05	Termination or Reduction of Revolving Credit Commitments	3
Section 2.06	Repayment of Loans on the Maturity Date	3
Section 2.07	Interest	3
Section 2.08	Fees	3
Section 2.09	Computation of Interest and Fees	3
Section 2.10	Evidence of Indebtedness	3
Section 2.11	Payments Generally	3
Section 2.12	Several and Not Joint Liability.	3
Section 2.13	[Reserved.]	3
Section 2.14	Currency Equivalents	3

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01	Taxes	3
Section 3.02	Illegality	3
Section 3.03	[Reserved]	3
Section 3.04	[Reserved]	3
Section 3.05	Funding Losses	3
Section 3.06	Matters Applicable to All Requests for Compensation	3
Section 3.07	Survival	3

ARTICLE IV

Conditions Precedent to Effectiveness of Agreement

Section 4.01	Conditions to Effectiveness of Agreement	3
Section 4.02	Conditions to All Credit Extensions	3

ARTICLE V

Representations and Warranties

Section 5.01	Existence, Qualification and Power; Compliance with Laws	3
Section 5.02	Authorization; No Contravention	3
Section 5.03	Governmental Authorization; Other Consents	3
Section 5.04	Binding Effect	3
Section 5.05	Financial Statements; No Material Adverse Effect	3
Section 5.06	Litigation	3
Section 5.07	[Reserved]	3
Section 5.08	Ownership of Property; Liens	3
Section 5.09	Environmental Matters	3
Section 5.10	Taxes	3
Section 5.11	ERISA Compliance	3
Section 5.12	Subsidiaries; Equity Interests	3
Section 5.13	Margin Regulations; Investment Company Act	3
Section 5.14	Disclosure	3
Section 5.15	[Reserved]	3
Section 5.16	Anti-Terrorism Laws	3
Section 5.17	Intellectual Property; Licenses, Etc.	3
Section 5.18	Solvency	3
Section 5.19	Use of Proceeds	3

ARTICLE VI

Affirmative Covenants

Section 6.01	Financial Statements	3
Section 6.02	Certificates; Other Information	3
Section 6.03	Notices	3
Section 6.04	Payment of Obligations	3
Section 6.05	Preservation of Existence, Etc	3
Section 6.06	Maintenance of Properties	3
Section 6.07	Maintenance of Insurance	3
Section 6.08	Compliance with Laws	3
Section 6.09	Compliance with Environmental Laws; Environmental Reports	3
Section 6.10	Books and Records	3
Section 6.11	Inspection Rights	3
Section 6.12	ERISA	3
Section 6.13	Use of Proceeds	3

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ARTICLE VII

Negative Covenants

Section 7.01	Liens	3
Section 7.02	Investments	3
Section 7.03	Indebtedness	3
Section 7.04	Fundamental Changes	3
Section 7.05	Dispositions	3
Section 7.06	Restricted Payments	3
Section 7.07	Change in Nature of Business	3
Section 7.08	Transactions with Affiliates	3
Section 7.09	Burdensome Agreements	3
Section 7.10	Anti-Money Laundering	3
Section 7.11	Financial Covenants	3
Section 7.12	Accounting Changes	3
Section 7.13	Prepayments, Etc. of Indebtedness	3
Section 7.14	Holding Company	3

ARTICLE VIII

Events of Default and Remedies

Section 8.01	Events of Default	3
Section 8.02	Remedies upon Event of Default	3
Section 8.03	Application of Funds	3
Section 8.04	Right to Cure	3

ARTICLE IX

Miscellaneous

Section 9.01	Amendments, Etc.	3
Section 9.02	Notices and Other Communications; Facsimile Copies	3
Section 9.03	No Waiver; Cumulative Remedies	3
Section 9.04	Costs and Expenses	3
Section 9.05	Indemnification by the Borrowers	3
Section 9.06	Payments Set Aside	3
Section 9.07	Successors and Assigns	3
Section 9.08	[Reserved	3
Section 9.09	Setoff	3
Section 9.10	Interest Rate Limitation	3
Section 9.11	Counterparts	3
Section 9.12	Integration	3
Section 9.13	Survival of Representations and Warranties	3
Section 9.14	Severability	3
Section 9.15	GOVERNING LAW	3
Section 9.16	WAIVER OF RIGHT TO TRIAL BY JURY	3
Section 9.17	Binding Effect	3

-iv-

Section 9.18	Judgment Currency	3
Section 9.19	[Reserved]	3
Section 9.20	[Reserved]	3
Section 9.21	Agent for Service of Process	3
Section 9.22	No Advisory or Fiduciary Responsibility	3

-v-

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of March 27, 2008, among LYONDELLBASELL INDUSTRIES AF S.C.A. (formerly known as Basell AF S.C.A.), a Luxembourg limited partnership (société en commandite par actions), having its registered office in 15-17 avenue Gaston Diderich, L-1420 Luxembourg, registered with the Luxembourg Register of Commerce and companies under number B 107.545 (together with its successors and assigns, the “Company”), LYONDELL CHEMICAL COMPANY, a Delaware corporation (the “U.S. Borrower”), BASELL FINANCE COMPANY, B.V., a Dutch corporation limited by shares (the “Foreign Borrower” and, together with the U.S. Borrower, the “Borrowers”),  and ACCESS INDUSTRIES HOLDINGS LLC, as the lender (the “Lender”).

PRELIMINARY STATEMENTS

The Borrowers have requested that the Lender extend credit to the Borrowers in the form of Revolving Credit Loans in an initial aggregate amount of up to the equivalent of $750,000,000 available in Dollars and, to the extent agreed to by the Lender, Euros.

The proceeds of the Revolving Credit Loans will be used by the Borrowers for working capital and general corporate purposes of the Company and its Subsidiaries.

The Lender has indicated its willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01           Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2010 Debentures” means the $100,000,000 aggregate principal amount of 10¼% Debentures due 2010 of Lyondell.

“2015 Notes” means, collectively, the $615,000,000 aggregate principal amount of 8⅜% Senior Notes due 2015 of the Company and €500,000,000 aggregate principal amount of 8⅜% Senior Notes due 2015 of the Company.

“2027 Notes” means the $300,000,000 aggregate principal amount of the 8.10% guaranteed notes due March 15, 2027 issued by Basell Finance (formerly known as Montell Finance Company B.V.).

“ABL Intercreditor Agreement” has the meaning assigned thereto in the Senior Credit Agreement.

“Acquisition” has the meaning assigned thereto in the Senior Credit Agreement.

“Acquisition Agreement” has the meaning assigned thereto in the Senior Credit Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; “controlling” and “controlled” have meanings correlative of the foregoing.

“Aggregate Commitments” means at any time the aggregate Revolving Credit Commitments of the Lender at such time.

“Agreement” means this agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” means:

(a)           the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)           the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)           the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)           any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Amount” has the meaning assigned thereto in the Senior Credit Agreement.

“Applicable Amount Availability Condition” means, with respect to any proposed use of the Applicable Amount, that, on a Pro Forma Basis after giving effect to the proposed transaction, (x) there shall not exist or be continuing any Event of Default and (y) the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00:1.00.

“Applicable Rate” means a percentage per annum equal to with respect to Revolving Credit Loans and unused Revolving Credit Commitments, (i) until the first full fiscal quarter commencing on or after June 30, 2008, (A) for Eurocurrency Rate Loans, 6.00%, (B) for Base Rate Loans, 5.00%, and (C) for unused commitment fees, 0.75%, and (ii) thereafter, from time to time, the following percentages per annum, based upon the First Lien Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b) hereof:

First Lien Senior Secured Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans	Unused Commitment Fees

>1.625:1	6.00%	5.00%	0.75%
<1.625:1 but >1.000:1	5.75%	4.75%	0.625%
<1.000:1	5.50%	4.50%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Secured Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Lender pursuant to Section 6.02(b) hereof; provided that, at the option of the Lender, the highest Applicable Rate shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered to the Lender pursuant to Section 6.02(b) hereof but was not delivered to the Lender, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered to the Lender (and thereafter the Applicable Rate otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Applicable Rate otherwise determined in accordance with this definition shall apply).

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Asset Backed Credit Facility” means (i) subject to the limitations of Section 7.03(o), the asset based revolving credit agreement dated as of December 20, 2007 among Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP, Basell USA Inc. and certain Subsidiaries of the Company party thereto as co-borrowers from time to time thereunder, the lenders and agents party thereto and Citibank, N.A., as administrative agent and collateral agent (the “ABF Inventory Facility”) and (ii) the receivables securitization facility established pursuant to the Receivables Sale Agreement dated as of December 20, 2007 among Lyondell Chemical Company and the other sellers party thereto, as sellers, LyondellBasell Receivables I, LLC, as buyer, and Lyondell Chemical Company, as buyer’s servicer, and the Receivables Purchase Agreement dated as of December 20, 2007 among LyondellBasell Receivables I, LLC as seller, Lyondell Chemical Company, as servicer, the purchasers party thereto (the “ABF Receivables Facility”), in each case, together with any Permitted Refinancing thereof.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof of any liability that would be required to appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated financial statements of (i) the Company’s predecessor, Basell N.V. (now Basell Holdings B.V.), for the fiscal year ended December 31, 2004 and the seven-month period ended July 31, 2005 and (ii) the Company and its Subsidiaries, for the period beginning April 20, 2005 and ended December 31, 2005 and the fiscal year ended December 31, 2006.

“BAFB” has the meaning set forth in the definition of “Structured Financing Transactions.”

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “prime rate.”  The “prime rate” is a rate set by Citibank, N.A. based upon various factors including Citibank, N.A. costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basell Funding” means Basell Funding S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg.

“Basell Holdings” means Basell Holdings B.V., a Dutch corporation limited by shares.

“Blavatnik Charitable Trust” has the meaning set forth in the definition of “Blavatnik Group.”

“Blavatnik Group” means, collectively:

(1)           Mr. Leonard Blavatnik, his spouse, direct descendants, siblings, parents, children of siblings, or grandchildren, grand nieces and grand nephews, any other members of the immediate Blavatnik family, or

(2)           any trust or any entity directly or indirectly controlled by, or for the benefit of, one or more members of the Blavatnik family described above, or

(3)           any trust (a “Blavatnik Charitable Trust”):

(a)           for the benefit of a charity created by any member of the Blavatnik family described above, or

(b)           to which any such member of the Blavatnik family described above is a substantial donor or grantor, or

(4)           the estate, executor, administrator or committee of beneficiaries of any member of the Blavatnik Group listed in clause (1) or (2) of this definition;

provided that, in the case of any Blavatnik Charitable Trust, a member of the Blavatnik Group described in clause (1) or (2) of this definition maintains control thereof.

For purposes of this definition only, “control” of a Blavatnik Charitable Trust means the possession of the power to direct or cause the direction of management and policies of such Blavatnik Charitable Trust in respect of the issued share capital of the Company owned by such Blavatnik Charitable Trust.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person (or, if such Person is a partnership and does not have a board of directors (or similar governing body), the board of directors (or similar governing body) of such Person’s general partner) or any duly authorized committee thereof.

“Borrowers” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a Revolving Credit Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, are in fact closed in, the state of New York and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day.

“Capital Expenditures” means, for any period, any expenditure which, in accordance with GAAP, is treated as a capital expenditure in the audited consolidated financial statements of the Company and its Subsidiaries other than (i) any capital expenditure constituting an Investment permitted pursuant to clauses (e), (g), (i), (m), (n), (o) (in the case of (n) and (o), only to the extent consisting of acquisitions and Investments in Joint Ventures), (p) and (r) of Section 7.02, (ii) any expenditure made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, substituted, restored or repaired, (iii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iv) the purchase price of plant, property, equipment or software to the extent financed with the proceeds of Dispositions or Casualty Events, in each case that are not required to be applied to prepay Term Loans (as defined in the Senior Credit Agreement) pursuant to Section 2.05(b) of the Senior Credit Agreement, and (v) any expenditure that is accounted for as a capital expenditure by the Company or any Restricted Subsidiary and that actually is paid for by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

“Capitalized Leases” means all leases which, in accordance with GAAP, are recorded as capitalized leases; provided that for all purposes hereunder the amount of principal obligations under any Capitalized Lease shall be the Attributable Indebtedness related thereto.

“Carry-Forward Amount” has the meaning set forth in Section 7.11(c).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary:

(a)           time deposits or demand deposits in local currencies held by it from time to time in the ordinary course of business;

(b)           an obligation, maturing within two years after the date of its acquisition, issued or guaranteed by the United States of America, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union, on December 31, 2003 or an instrumentality or agency thereof,

(c)           a certificate of deposit or banker’s acceptance, maturing within one year after the date of its acquisition, issued by a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (any such bank, an “Approved Bank”),

(d)           commercial paper, maturing within one year after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency,

(e)           repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or in respect of instruments set forth in clauses (c) or (d) above of the credit quality set forth in such applicable clause,

(f)           “Money Market” preferred stock maturing within six months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the United States, Australia, Japan, Canada, Switzerland or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency,

(g)           tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency, and

(h)           shares of any fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (b) through (g) above.

“Cash Flow Intercreditor Agreement” has the meaning assigned thereto in the Senior Credit Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“Closing Date” means the first date all the conditions precedent in Section 4.01 and Section 4.02(a) are satisfied or waived.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Financial Officer” means the chief financial officer, any director (or equivalent) or officer from time to time of the Company with actual knowledge of the financial affairs of the Company or the Company and its Restricted Subsidiaries (as the context may require).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Debt Service Ratio” means, with respect to the Company and its Restricted Subsidiaries for any Test Period, the ratio of Consolidated EBITDA for such Test Period minus the sum, without duplication, of:

(a)           Capital Expenditures; and

(b)           all cash payments in respect of income taxes made (net of any cash refund in respect of income taxes actually received);

divided by the sum, without duplication, of

(x)           Consolidated Interest Expense; and

(y)           the principal amount of all scheduled amortization payments on all Financial Indebtedness (including the principal component of all Capitalized Leases);

provided that the Consolidated Debt Service Ratio shall be calculated for the Test Period ending (i) March 31, 2008 based on the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (y) above for each full fiscal quarter ending after December 20, 2007 multiplied by four, (ii) June 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (y) above for each full fiscal quarter ending after December 20, 2007 multiplied by two and (iii) September 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in the clauses (x) and (y) above for each full fiscal quarter ending after December 20, 2007 multiplied by 4/3.

“Consolidated EBITDA” means, with respect to the Company and its Restricted Subsidiaries for any Test Period, the sum, without duplication, of:

(1)           Consolidated Net Income, and

(2)           to the extent such Consolidated Net Income has been reduced thereby,

(a)           after-tax items classified as nonrecurring losses,

(b)           all income taxes paid or accrued (other than income taxes attributable to extraordinary gains or losses),

(c)           Consolidated Interest Expense,

(d)           Consolidated Non-cash Charges,

(e)           the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(f)            nonrecurring costs and expenses paid that are related to any expense or cost reductions that have occurred or are associated with the good faith projected cost savings described in clause (3) below;

(g)           management fees and merger and acquisition advisory fees paid to the Sponsor;

(h)           any inventory write-up in connection with purchase accounting in respect of acquisitions (including the Acquisition); and

(3)           the amount of net cost savings projected by the Company in good faith to be realized by specified actions taken prior to or during such period; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within twelve months of the date or determination to take such action and the benefit is expected to be realized within twelve months of taking such action, and (z) the aggregate amount of such cost savings added pursuant to this clause (3) shall not exceed $150,000,000 during such Test Period.

“Consolidated First Lien Senior Secured Debt” has the meaning assigned thereto in the Senior Credit Agreement.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of Consolidated EBITDA for such Test Period to:

(x)           Consolidated Interest Expense; plus

(y)           the sum of

(a)           the amount of all dividend payments on any series of preferred stock (other than dividends paid in Qualified Equity Interests and other than dividends paid to the Company or to a Restricted Subsidiary) paid or accrued during such Test Period, plus

(b)           tax actually paid in cash by the Company or any Restricted Subsidiary and attributable to the items referred to in paragraph (a) of this clause (y);

provided that the Consolidated Fixed Charge Coverage Ratio shall be calculated for the Test Period ending (i) March 31, 2008 based on the Consolidated Interest Expense for each full fiscal quarter ending after December 20, 2007 multiplied by four, (ii) June 30, 2008 based on the sum of the Consolidated Interest Expense for each full fiscal quarter ending after December 20, 2007  multiplied by two and (iii) September 30, 2008 based on the sum of the Consolidated Interest Expense for each full fiscal quarter ending after December 20, 2007 multiplied by 4/3.

“Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries and for any period, without duplication:

(1)           the interest expense in respect of Financial Indebtedness, including:

(a)           any amortization of debt discount,

(b)           all capitalized interest, and

(c)           the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization or write-off of deferred financing costs and fees incurred in connection with the incurrence of any Indebtedness or Securitization Transactions; plus

(2)           the net amount paid (or deducting the net amount received) by the Company and its Restricted Subsidiaries in respect of the relevant period under any Obligations (as such term is defined in the Senior Credit Agreement) in respect to Swap Contracts consisting of interest rate hedging arrangements or the interest rate component of currency hedging arrangements; plus

(3)           the interest component of Capitalized Leases paid, accrued and/or scheduled to be paid or accrued during such period,

less interest income.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any Test Period:

(1)           net income (or loss), plus

(2)           cash dividends or distributions paid to the Company or any Restricted Subsidiary by any other Person (the “Payor”) other than a Restricted Subsidiary, to the extent not otherwise included in Consolidated Net Income, which have not been derived from Indebtedness of the Payor to the extent such Indebtedness is Guaranteed by the Company or a Restricted Subsidiary;

provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing):

(a)           after-tax gains or losses from disposals, asset impairments or reversal of impairments or abandonments or reserves relating thereto (including for the avoidance of doubt and irrespective of its classification, the effect of any impairment of goodwill arising as a result of the Acquisition),

(b)           after-tax items classified as extraordinary gains or losses,

(c)           the net income (but not loss) of any Restricted Subsidiary that is not a Loan Party (as such term is defined in the Senior Credit Agreement), to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted,

(d)           the net income or loss of any Person other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person,

(e)           any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following December 20, 2007,

(f)            income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued),

(g)           in the case of a successor to the Company by consolidation, merger or amalgamation or as a transferee of the Company’s assets, any earnings or losses of the successor corporation prior to such consolidation, merger, amalgamation or transfer of assets,

(h)           all dividends received by the Company as described in clause (4) of the second paragraph of the definition of “Indebtedness” to the extent the Company is obligated to apply such dividends in the repayment of such Indebtedness; and

(i)            any increase in amortization or depreciation as a result of the receipt of any insurance proceeds from damage to property.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, as of the last day of the then most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 6.01(a) of the Senior Credit Agreement, after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, IP Rights, unamortized debt discount and other like intangible assets.

“Consolidated Non-cash Charges” means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate depreciation, amortization and other non-cash expenses reducing Consolidated Net Income of such Person for such period (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet), the Luxembourg insolvency laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands, Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to any Eurocurrency Rate Loan, the Default Rate means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case to the fullest extent permitted by applicable Law.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” has the meaning assigned thereto in the Senior Credit Agreement.

“Dividend Distribution Note” means the note entered into on or about December 20, 2007, evidencing a liability owed by LyondellBasell Finance Company to Basell Funding.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a)           with respect to any Loan denominated in Dollars, the principal amount thereof; and

(b)           with respect to any Loan denominated in Euros, the principal amount thereof, converted to Dollars in accordance with Section 2.14(a).

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“EBITDA” means the earnings before interest, tax, depreciation and amortization for a Person, calculated in the same manner as Consolidated EBITDA (without giving effect to clause (3) of the definition thereof).

“EMU Legislation” means the legislative measures of the European Community relating to Economic and Monetary Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and to workplace health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or recycling of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equistar Notes” means $150,000,000 7.55% Debentures due 2026 issued by Lyondell Petrochemical Company (assumed by Equistar Chemicals, LP) pursuant to the Equistar Notes Indenture, as supplemented, together with any other series of notes created under the Equistar Notes Indenture.

“Equistar Notes Indenture” means the indenture governing the Equistar Notes dated as of January 29, 1996 as supplemented by Supplemental Indentures dated February 15, 1996, December 1, 1997, November 3, 2000 and November 17, 2000.

“Equity Interests” means, with respect to any Person, all of the capital stock of such Person and all warrants, options or other rights to acquire the capital stock of such Person, including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived;  (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary.

“EURIBOR” means, in relation to any Loan in Euros, (a) the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case displayed on the appropriate page of the Reuters screen, and (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available for the relevant period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by three major banks selected by the Lender to leading banks in the European interbank market, at or about 11 a.m. Brussels time on the second full Business Day next preceding the first day of the relevant period in relation to which such rate is calculated.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period, (a) in relation to any Loan denominated in Dollars for any Interest Period, the applicable LIBOR Rate for such Interest Period and (b) in relation to any Loan denominated in Euros, the applicable EURIBOR for such Interest Period.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars, or in Euros, that bears interest at a rate based on the Eurocurrency Rate.

“European Revolving Credit Loan” has the meaning set forth in Section 2.01.

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Lender and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of Citibank, N.A. in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Capital Expenditures” means (i) any expenditures required by any change in applicable Law, and (ii)any catalyst or turnaround expenditures that are not treated as capital expenditure consistent with the accounting practices of Lyondell on December 20, 2007.

“Excluded Taxes” means, in the case of the Lender,

(a)           taxes imposed on or measured by its net income (or branch profits), and franchise or capital taxes imposed on it in lieu of net income taxes, in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) by reason of any other connection between the jurisdiction imposing such tax and the such Agent or Lender (or its applicable Lending Office) other than any connections arising solely from the such Agent or Lender (or its applicable Lending Office) having executed, delivered, been party to, received or perfected a security interest under or performed its obligations under,  received payment under or enforced, this Agreement or any other Loan Document;

(b)           in the case of a Foreign Lender,

(i)            with respect to any Loan to the U.S. Borrower, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of a Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the U.S. Borrower with respect to such withholding tax pursuant to Section 3.01, or

(ii)           any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 3.01(d), or

(c)           any U.S. federal backup withholding imposed under Section 3406 of the Code.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws”.

“Existing Notes” means, collectively, the 2015 Notes, the 2027 Notes, the 2010 Debentures, the 9.8% Debentures due 2020 of Lyondell, the 7.55% Debentures due 2026 of Equistar Chemicals, LP and the Millennium Notes, in each case to the extent outstanding on the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions.

“Financial Indebtedness” means (without duplication), at any time, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at such time, referred to in paragraphs (a), (b), (f), (h) and (i) of the definition of Indebtedness (but, as to such clause (i), only in respect of paragraphs (a), (b), (f) and (h) of such definition).

“Fiscal Year” means the twelve month fiscal period of the Company and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year unless amended pursuant to Section 7.12.

“First Lien Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Foreign Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Foreign Lender” means, for purposes of the Tax in question, a Lender that is treated as foreign by the jurisdiction imposing such Tax.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States, or any Governmental Authority succeeding to any of its principal functions.

“Funded Debt” means all Indebtedness of the Company and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as adopted by the Company; provided that the Company may make a one-time election to switch to IFRS, if permitted to do so by the SEC in its filings with the SEC, and following such election and the notification in writing to the Lender by the Company thereof, “GAAP” shall mean IFRS.  After such election, the Company cannot subsequently elect to report under U.S. generally accepted accounting principles.  If at any time the Company or either Borrower notifies the Lender in writing that the Company wishes to eliminate the effect of any change in GAAP on any provision of this Agreement, then such provision shall be applied on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers and the Lender.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 9.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

“Holding Company” means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

“IFRS” means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, as to any Person at any time, without duplication, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(e)           all obligations of any third party of the type referred to in clauses (a), (b), (c), (d), (f) and (h) of this definition which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(f)            all Receivables Financings, Securitization Transactions and obligations under Asset Backed Credit Facilities;

(g)           all Disqualified Equity Interests issued by such Person or preferred stock issued by a Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Equity Interests or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests or preferred stock which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or preferred stock as if such Disqualified Equity Interests or preferred stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests or preferred stock; and

(h)           all Capitalized Leases of such Person;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(i)            to the extent not otherwise included above, all Guarantees of any third party’s Indebtedness in respect of any of the foregoing clauses.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(1)           advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

(2)           deferred taxes,

(3)           unsecured indebtedness of such Person incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by such Person and its Restricted Subsidiaries for a three-year period beginning on the date of any incurrence of such indebtedness,

(4)           Indebtedness owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Joint Venture(s) (but only to the extent that (a) the creditors under the relevant agreement have no recourse to the Company other than such Restricted Subsidiary; and (b) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiary’s investment in such Joint Venture),

(5)           non-recourse Indebtedness permitted by Section 7.03(t) collateralized by any Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge,

(6)           any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the Stated Maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness or

(7)           Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

Notwithstanding the foregoing, any accrual of interest, accrual of dividends, the accretion of value, the obligation to pay commitment fees and the payment of interest in the form of Indebtedness shall not be “Indebtedness” for the purposes of Section 7.03 only.

“Indemnified Liabilities” has the meaning set forth in Section 9.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 9.05.

“Independent Financial Advisor” means a firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

“Information” has the meaning set forth in Section 9.08.

“Intercreditor Agreement” means, collectively, the Cash Flow Intercreditor Agreement and the ABL Intercreditor Agreement.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the fifth Business Day after the last day of each March, June, September and December and the Maturity Date.

“Interest Period” means the period commencing on the date each Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending one week, or one, two or three months thereafter or such other period thereafter as is agreed to by the Lender, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution (with respect to such loan, extension of credit or capital contribution, by means of any transfer of cash or other property to others or any payment for property or services for the account or  use of others), or any purchase or acquisition by such Person of any Equity Interest, bonds, notes, debentures or other securities or other Indebtedness issued by, any other Person.  “Investment” excludes (i) extensions of trade credit, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement or payment obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries in accordance with the normal trade practices of the Company or such Restricted Subsidiary, as the case may be.  For the purposes of Section 7.06,

(1)           “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and

(2)           the amount of any Investment in any Person is the original cost of such Investment plus the cost of all additional Investments therein by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any voting Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding voting Equity Interests of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common Equity Interests of such Restricted Subsidiary not sold or disposed of.

“IP Rights” has the meaning set forth in Section 5.17.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company or any of its Restricted Subsidiaries but in which a the Company or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Judgment Currency” has the meaning set forth in Section 9.18.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

“Legal Reservations” means:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)           the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c)           the time barring of claims under the statutes of limitation;

(d)           the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void;

(e)           defenses of set-off or counterclaim; and

(f)            principles which are set out in the qualifications as to matters of law in any legal opinion delivered on December 20, 2007 in connection with the Senior Credit Agreement.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, unless otherwise expressly provided, includes any of its successors, assigns and transferees as permitted hereunder, each of which is referred to herein as a “Lender.”  “Lender” means, at any time, the Lender.

“Lender-Related Persons” means the Lender, together with its Affiliates, and the officers, directors, partners, employees, agents and attorneys-in-fact of the Lender and its Affiliates.

“Lending Office” means, as to the Lender, such office or offices as the Lender may from time to time notify the Borrowers.

“LIBOR Rate” means, with respect to any Interest Period:

(a)           the rate per annum equal to the rate determined by the Lender to be the offered rate by reference to the British Bankers Association Interest Settlement Rate for deposits in Dollars or Euros (as set forth by the Bloomberg Information Service or any successor thereto) (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars or Euros for delivery on the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Lender (acting reasonably) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or Euros (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars or Euros for delivery on the first day of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, transfer for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Stock Pledge” means the pledge of the Equity Interests in any joint venture or any Subsidiary (the “Pledged Subsidiary”) to secure non-recourse debt of such joint venture or such Pledged Subsidiary, the activities of which are solely limited to making and managing Investments, and owning Equity Interests, in such joint venture or Pledged Subsidiaries, but only for so long as its activities are so limited.

“Listing” means a listing of all or any of the share capital of the Company or any of its Subsidiaries or any Holding Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its Subsidiaries or any Holding Company of the Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) in any jurisdiction or county.

“Loan” means a Revolving Credit Loan.

“Loan Documents” means, collectively, (i) this Agreement and (ii) the Notes.

“Loan Parties” means, collectively, the Borrowers and the Company.

“Lyondell” means Lyondell Chemical Company, a Delaware corporation.

“Management Agreement” means the Management Agreement dated as of December 11, 2007, between, among others, the Company and certain of its Subsidiaries and Nell Limited, as in effect on the Closing Date.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Borrowers or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any Borrower or any of the Loan Parties is a party or (c) a deficiency in the rights and remedies of the Lender under the Loan Documents (taken as a whole) which is materially adverse to the Lender.

“Material Subsidiary” means, at any date of determination, each of the Company’s Subsidiaries (a) whose total assets at the last day of the relevant Fiscal Year were equal to or greater than 2.5% of the Total Assets of the Company and the Restricted Subsidiaries at such date or (b) whose EBITDA for the most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 6.01(a) of the Senior Credit Agreement is equal to or greater than 2.5% of the Consolidated EBITDA for such fiscal year.

“Maturity Date” means the date which is eighteen months after the Closing Date.

“Maximum Rate” has the meaning set forth in Section 9.10.

“Millennium Holdings Group” has the meaning set forth in Section 8.01.

“Millennium Notes” means the Millennium America Inc. 7⅝ Senior Notes due 2026.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

“Note” means a Revolving Credit Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary to the extent originally payable by that Loan Party or Subsidiary.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means with respect to the Revolving Credit Loans on any date, the Dollar Amount thereof, after giving effect to any borrowings and repayments of Revolving Credit Loans occurring on such date.

“Parent” means BI S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg.

“Participating Member State” means each state so described in any EMU Legislation.

“Payor” has the meaning set forth in the definition of “Consolidated Net Income.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBGC Settlement” means the settlement agreement between Lyondell and the Pension Benefit Guaranty Corporation (or any successor entity) as amended, modified, restated or replaced from time to time.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Loan Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

“Permanent Financing” has the meaning assigned thereto in the Senior Credit Agreement.

“Permitted Acquisition” has the meaning set forth in Section 7.02(g).

“Permitted Business” means any business which is the same, similar, related or complementary to the businesses in which the Company and its Restricted Subsidiaries or any Specified Joint Venture were engaged on the Closing Date, except to the extent that after engaging in any new business, the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar or related lines of business as were conducted by them on the Closing Date.

“Permitted Joint Venture” means (1) any person that is not a Subsidiary of the Company or any of its Restricted Subsidiaries that the Company or any of its Restricted Subsidiaries has a direct or indirect ownership interest in that is engaged in a Permitted Business or (2) any entity through which the Company has an ownership interest as described in clause (1), in the case of (1) and (2), for which the Sponsor does not hold an ownership interest (other than through its ownership interest in the Company).

“Permitted Refinancing” has the meaning assigned thereto in the Senior Credit Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Forma Basis” and “Pro Forma Compliance” mean, with respect to compliance with any test or covenant hereunder, that (A) if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters then ended and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) the benefit of any anticipated expense reductions and similar synergies as such reductions and synergies could be properly reflected in pro forma financial statements included in a registration statement filed under the Securities Act, (b) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of  “Specified Transaction,” shall be included, (c) any retirement of Indebtedness, and (d) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Projections” has the meaning set forth in Section 6.01(c).

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Real Property” means, collectively, all right, title and interest (including any leasehold, easement, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financings” means factoring, securitizations of receivables or any other receivables financing (including through the sale of receivables in a factoring arrangement or through the sale of receivables to lenders or to special purpose entities formed to borrow from such lenders against such receivables), whether or not recourse to the Company or any of its Restricted Subsidiaries, including the ABF Receivables Facility and any other Securitization Transaction.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Revolving Credit Loans, a Committed Loan Notice.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (including, in the case of each Loan Party, the authorized number of managing directors or a general attorney or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date, any secretary of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Party” means any person listed:

(a)           in the Annex to the Executive Order;

(b)           on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC;

(c)           in any successor list to either of the foregoing; or

(d)           any person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

“Restricted Payment” means

(1)           a declaration or payment of any dividend or the making of any distribution, other than dividends or distributions payable in Qualified Equity Interests of the Company and dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of the Company’s Equity Interests to holders of such Equity Interests,

(2)           the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Equity Interests, or

(3)           any Investment other than an Investment permitted by Section 7.02.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.  For the avoidance of doubt, each Borrower shall at all times constitute a Restricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period and currency.

“Revolving Credit Commitment” means, as to the Lender, its obligation to make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 1.01 hereto under the caption “Revolving Credit Commitment,” as such amount may be adjusted from time to time in accordance with this Agreement.  The Revolving Credit Commitment of the Lender shall be $750,000,000 on the Closing Date.

“Revolving Credit Exposure” means, as to the Lender, the sum of the Dollar Amount of the outstanding principal amount of the Lender’s Revolving Credit Loans.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lender’s Revolving Credit Commitments at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Note” means a promissory note of the Borrowers payable to the Lender or its registered assigns, in substantially the form of Exhibit C, evidencing the aggregate Indebtedness of the Borrowers to the Lender resulting from the Revolving Credit Loans made by the Lender to the Borrowers.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euros, same day or other funds as may be determined by the Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros.

“Scheduled Capital Expenditure Amount” has the meaning set forth in Section 7.11(c).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means Basell Capital Corporation, Basell Polyolefins Company BVBA, LyondellBasell Receivables I, LLC and each other entity to which the Company or any Subsidiary of the Company transfers, directly or indirectly, accounts receivable or equipment and related assets which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity; provided that:

(1)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a)           is guaranteed by the Company or any Subsidiary of the Company (other than the Securitization Entity), excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings,

(b)           is recourse to or obligates the Company or any Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings, or

(c)           subjects any property or asset of the Company or any Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Subsidiary of the Company,

(2)           neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding with the Securitization Entity other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity (other than Standard Securitization Undertakings), and

(3)           neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than Standard Securitization Undertakings).

Any such designation by the Board of Directors of the Company shall be evidenced to the Lender by filing with the Lender a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.  Following an initial public offering of common stock by a direct or indirect parent of the Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such direct or indirect parent.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

(1)           a Securitization Entity or to the Company which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and

(2)           any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following an initial public offering of common stock by a direct or indirect parent of the Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such direct or indirect parent.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of December 20, 2007, among LyondellBasell Industries AF S.C.A (formerly known as Basell AF S.C.A.), Lyondell Chemical Company (as successor by  merger to BIL Acquisition Holdings Limited), Basell Holdings B.V., Basell Finance Company, B.V. and Basell Germany Holdings GmbH, as borrowers, the subsidiary guarantors party thereto, the financial institutions and other entities party thereto as lenders, Citibank, N.A., as administrative agent and as collateral agent, and the other agents and other entities party thereto, as amended, restated, supplemented or otherwise modified from time to time to the extent any such amendments, restatements, supplements or other modifications are consented to in writing by the Lender.

“Senior Second Lien Debt” means the Senior Second Lien Interim Loans, the Senior Second Lien Exchange Notes and the Senior Second Lien Extended Loans.

 “Senior Second Lien Exchange Notes” means the “Exchange Notes,” as set forth in the Senior Second Lien Interim Loan Agreement.

“Senior Second Lien Extended Loans” means the “Extended Loans,” as set forth in the Senior Second Lien Interim Loan Agreement.

“Senior Second Lien Interim Loan Agreement” means the Bridge Loan Agreement, dated as of the December 20, 2007, between LyondellBasell Finance Company, among others, the Company, the subsidiary guarantors party thereto, the lenders party thereto and the joint lead arrangers and bookrunners party thereto (including Exhibits thereto), as amended, restated, supplemented or otherwise modified from time to time to the extent any such amendments, restatements, supplements or other modifications are consented to in writing by the Lender.

“Senior Second Lien Interim Loans” means $8,000,000,000 of senior second lien loans made to LyondellBasell Finance Company pursuant to the Senior Second Lien Interim Loan Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 9.07(g).

“Specified Joint Venture” means Al-Waha Petrochemical Company and Saudi Ethylene and Polyethylene Company.

“Specified Transaction” has the meaning assigned thereto in the Senior Credit Agreement.

“Sponsor” means,

(a)           the Blavatnik Group; and/or

(b)           other funds, limited partnerships or companies managed or controlled by Mr. Leonard Blavatnik, including Parent, for so long as so managed or controlled.

“Standard Securitization Undertakings” means representations, warranties, undertakings, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.  Following an initial public offering of common stock by a direct or indirect parent of the Company, references in the foregoing definition to “the Company” shall be deemed also to refer to such direct or indirect parent.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the relevant obligor’s control unless such contingency has occurred).

“Structured Financing Transactions” means the structured financing transaction, as in effect on the Closing Date, entered into in July 2007 by the Company and certain of its Restricted Subsidiaries and a European bank pursuant to which Basell Funding issued Dutch “certification van aandelen” (“Certificates”) to a special purpose vehicle (“BAFB”) with respect to 50 fixed-return preferred shares issued by Basell Holdings to Basell Funding for a consideration of €1,000,000,000; the Certificates give BAFB the right to receive from the Company dividends and other distributions that Basell Funding receives from Basell Holdings in relation to the preferred shares; together with a put and call option agreement entered into between the Company and the European bank with respect to the shares of BAFB and pursuant to which, at any time at their respective sole discretion either the Company can call or the European bank can put the shares of BAFB for a purchase price of €1,000,000,000; and the related Swap Contracts in respect of the aforementioned.

“Subsidiary” means with respect to any Person, (1) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; and (2) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions) or (3) for so long as the Company or any of its Restricted Subsidiaries has a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF.  For the purposes of this Agreement, references to Subsidiaries of the Company under this Agreement shall be deemed to include Lyondell and its Subsidiaries.

“Successor Borrower” has the meaning set forth in Section 7.04(c).

“Successor Company” has the meaning set forth in Section 7.04(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Lender in consultation with the Company to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated on or about December 20, 2007, as in effect on the Closing Date which the Company and its Subsidiaries agree to make payments (the “Tax Payments”) to Nell Limited;  providing for (i) payments of up to 17.5% of the amount of those Dutch or French net operating losses of entities of the Company and its Restricted Subsidiaries that arose in taxable years ending prior to 2007 and that are scheduled thereto (the “Qualifying Net Operating Loss Carryovers”), (ii)  maximum aggregate Tax Payments of not more than $175,000,000 and (iii) any Tax Payment thereunder is to be accompanied by a certificate from independent counsel to the Company or its parent company that (x) such Tax Payment will be used by an indirect U.S.-taxpayer shareholder to pay taxes associated with taxable income of the Company and/or its Subsidiaries taxable to such shareholder by reason of such shareholder’s indirect ownership of the Company and its Subsidiaries and (y) as a result of the utilization of Qualifying Net Operating Loss Carryovers by the Subsidiaries of the Company, the U.S.-taxpayer shareholder’s U.S. federal income tax liability for such taxable year was increased by an amount equal to such Tax Payment.  Payments under the Tax Sharing Agreement are to be made promptly after the certificate is provided and in any event within 90 days after the end of the Fiscal Year in which the Qualifying Net Operating Loss Carryovers are used.

 “Taxes” means all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended.

“Threshold Amount” means an amount equal to the lesser of (i) $100,000,000 or (ii) only for so long as any of the 2015 Notes are outstanding, €20,000,000 in respect of the Threshold Amount referred to in Section 8.01(e) and €30,000,000 in respect of the Threshold Amount referred to in Section 8.01(h).

“Total Assets” of a Person or Persons means total assets of such Persons on a consolidated basis, shown on the most recent balance sheet of such Persons as may be expressly stated without giving effect to amortization of the amount of intangible assets since December 20, 2007.

“Treasury Services Agreement” has the meaning assigned thereto in the Senior Credit Agreement.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” of any Person means:

(1)            any Subsidiary of such Person that at any time will be or continue to be designated an Unrestricted Subsidiary and

(2)            any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if:

(a)            such Subsidiary does not own any Equity Interests of, or does not own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; and

(b)            such designation complies with Section 7.06.

All Investments in such Subsidiary shall be deemed an Investment in an Unrestricted Subsidiary on such date of designation, which shall be in compliance with Section 7.02.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(i)             the pro forma Consolidated Fixed Charge Coverage Ratio of the Company is at least 2.00:1.00;

(ii)            immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing;

(iii)           any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an incurrence of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; and

(iv)           if applicable, the incurrence of Indebtedness and the Investment referred to in (iii) above would be permitted under Section 7.03 and Section 7.02 respectively.

Any such designation by the Board of Directors of the Company will be evidenced to the Lender by promptly filing with the Lender a copy of the board resolution approving the designation and an officers’ certificate of a Company Financial Officer certifying that the designation complied with this Agreement.

“U.S. Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“U.S. Revolving Credit Loan” has the meaning set forth in Section 2.01.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02           Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)           The term “including” is by way of example and not limitation.

(e)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03           Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein. Unless otherwise stated herein and except with respect to Article VII, references to a Person with respect to accounting terms or items that appear in such Person’s financial statements shall be deemed a reference to that Person and its Subsidiaries on a consolidated basis, except for references to the Company and its Restricted Subsidiaries, which will be deemed references to the Company and its Restricted Subsidiaries on a consolidated basis.

(b)           Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to any period during which any Specified Transaction occurs, the First Lien Senior Secured Leverage Ratio, Consolidated Debt Service Ratio and the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.04           Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05           References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06           Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07           Timing of Payment or Performance.

Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08           Currency Equivalents Generally.

Any amount specified in this Agreement (other than in Article II and Article IX) or any of the other Loan Documents shall be deemed to be in Dollars; provided that the determination of the Dollar Amount of any Loan or Revolving Credit Commitment shall be made in accordance with Section 2.14.  Notwithstanding the foregoing, for purposes of determining compliance with Section 7.01, Section 7.02 and Section 7.03 with respect to any amount of Liens, Indebtedness or Investment in Euros, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made; provided, however, that (x) if, any such Lien, Indebtedness or Investment denominated in a different currency is subject to a currency Swap Contract (with respect to Dollars) covering principal amounts of such Lien, Indebtedness or Investment, the amount of such Lien, Indebtedness or Investment, as the case may be, expressed in Dollars will be adjusted to take into account the effect of such agreement; and (y) for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Lien, Indebtedness or Investment (not previously incurred on any date) may be incurred under such Sections.

Section 1.09           Change of Currency.

Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify with the Company’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.10           [Reserved.]

Section 1.11           Luxembourg Terms.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)          juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)        liquidateur appointed under Articles 141 to 151 of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(iii)        juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv)       commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 of the Luxembourg Commercial Code; and

(v)        juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended;

(b)           a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and

(c)           a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

ARTICLE II

The Revolving Credit Commitments and Credit Extensions

Section 2.01           The Revolving Credit Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (A) denominated in Dollars or, if agreed by the Lender in its sole discretion, Euros, as elected by the U.S. Borrower pursuant to Section 2.02 to the U.S. Borrower from its Lending Office (each such loan, a “U.S. Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date and (B), denominated in Dollars or, if agreed by the Lender in its sole discretion, Euros, as elected by the Foreign Borrower pursuant to Section 2.02 to the Foreign Borrower from its Lending Office (each such loan, a “European Revolving Credit Loan”, and each U.S. Revolving Credit Loan and European Revolving Credit Loan being a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of the Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of the Lender shall not exceed the Lender’s Revolving Credit Commitment.  Within the limits of the Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, repay under Section 2.04, and reborrow under this Section 2.01.  U.S. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans and European Revolving Credit Loans shall be Eurocurrency Rate Loans.

Section 2.02           Borrowings, Conversions and Continuations of Loans.

(a)           Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than (i) 12:30 p.m. (New York, New York time in the case of any Borrowing by the U.S. Borrower) and 12:30 p.m. (New York, New York time in the case of any Borrowing by the Foreign Borrower) one (1) Business Day prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) 12:30 p.m. (New York, New York time in the case of any Borrowing by the U.S. Borrower) on the requested date of any Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans.  Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000 or €5,000,000, as applicable, or a whole multiple of $1,000,000 or €1,000,000, as applicable, in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) in the case of a Borrowing, the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If with respect to Loans denominated in Dollars the U.S. Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  If no currency is specified, the requested Borrowing shall be in Dollars.

(b)           The Lender shall make funds available to the applicable Borrower by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the applicable Borrower.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Lender may require that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans.

(d)           The Lender shall promptly notify the applicable Borrower of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Lender shall be conclusive in the absence of manifest error.

(e)           After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

Section 2.03           [Reserved]

Section 2.04           Repayments.

(a)           Optional. Each Borrower may, upon notice by such Borrower to the Lender, at any time or from time to time voluntarily repay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Lender not later than 12:30 p.m. (New York, New York time in the case of any Borrowings by the U.S. Borrower and London, United Kingdom time in the case of Borrowings by the Foreign Borrower) (A) one (1) Business Day prior to any date of repayment of Eurocurrency Rate Loans and (B) on the date of repayment of Base Rate Loans; (2) any repayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 or  €1,000,000, as applicable, or a whole multiple of $500,000 or €500,000, as applicable, in excess thereof; and (3) any repayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such repayment and the Type(s) of Loans and the order of Borrowing(s) to be repaid.  The applicable Borrower shall make such repayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any repayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each repayment of principal of, and interest on, Revolving Credit Loans shall be made in the currency in which such Revolving Credit Loans are denominated.  Each repayment of principal of, and interest on, Loans denominated in Dollars shall be made in Dollars.  In the case of each repayment of the Loans pursuant to this Section 2.04(a), the applicable Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid.

(b)           Mandatory. If for any reason the aggregate Revolving Credit Exposures at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly cause to be repaid Revolving Credit Loans in an aggregate amount equal to such excess.

(c)           Funding Losses, Etc.  All repayments under this Section 2.04 shall be made together with, in the case of any such repayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Section 2.05           Termination or Reduction of Revolving Credit Commitments.

(a)           Optional.  The Borrowers may, upon written notice to the Lender, terminate the unused Revolving Credit Commitments, or from time to time permanently reduce the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Lender two (2) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in a minimum aggregate amount of $1,000,000 or €1,000,000, as applicable, or any whole multiple of $250,000 or €250,000, as applicable, in excess thereof.

(b)           Payment of Fees.  All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.06           Repayment of Loans on the Maturity Date.

Each Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all of such Borrower’s Revolving Credit Loans outstanding on such date.

Section 2.07           Interest.

(a)           Subject to the provisions of Section 2.07(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount or face amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           During the continuance of a Default pursuant to Section 8.01(a), the applicable Borrower shall pay interest on amounts due hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08           Fees.

(a)           Commitment Fee. A commitment fee equal to the Applicable Rate with respect to Revolving Credit Loans times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the Outstanding Amount of Revolving Credit Loans shall accrue and, on the fifth Business Day after the commitment fees are calculated in accordance with the next succeeding sentence, each Borrower shall pay in Dollars to the Lender fifty percent (50%) of such commitment fee.  The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be calculated quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of June, 2008, and on the Maturity Date.

(b)           Other Fees.  The Borrowers shall pay in Dollars to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the Lender).

Section 2.09           Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank, N.A.’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10           Evidence of Indebtedness.

(a)           The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender named in the introductory paragraph to this Agreement and evidenced by one or more entries in the Register maintained by the Lender, or a Person designated by the Lender (which may include the Borrowers) and acting as agent for the Borrowers, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), in each case in the ordinary course of business.  The accounts or records maintained by the Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  Upon the request of the Lender upon reasonable notice, the relevant Borrowers shall execute and deliver to the Lender a Note payable to the Lender, which shall evidence the Lender’s Loans in addition to such accounts or records.  The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           Entries made in good faith by the Lender, or a Person designated by the Lender and acting as agent for the Borrowers, in the Register pursuant to Section 2.10(a), and by the Lender in its account or accounts pursuant to Section 2.10(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, the Lender and, in the case of such account or accounts, the Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of any the Lender  (or its designee) to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.11           Payments Generally.

(a)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Euros, all payments by the Borrowers hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Euros shall be made to the Lender at the Lender’s Office in Euros and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the dates specified herein.  If, for any reason, the applicable Borrower is prohibited by any Law from making any required payment hereunder in Euros, such Borrower shall make such payment in Dollars in the Dollar Amount of the Euro payment amount.  All payments received by the Lender (i) after 2:00 p.m. (New York time), in the case of payments in Dollars, or (ii) after 2:00 p.m. (New York time) in the case of payments in Euros, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.12           Several and Not Joint Liability.

The parties hereto agree that each Borrower is and will be severally liable for its Obligations under the Loan Documents and no Borrower will be jointly liable for any of the Obligations of the other Borrower under the Loan Documents.  Accordingly, the parties hereto agree that (i) each Borrower will only be liable to repay the principal amount of Loans borrowed by such Borrower and the interest accrued thereon, (ii) each Borrower shall be liable for fifty percent (50%) of the amount of any fees described in Section 2.08 and (iii) each Borrower shall be liable for fifty percent (50%) of the amount of any fees, expenses and indemnities due under Section 9.04 and Section 9.05.

Section 2.13           [Reserved.]

Section 2.14           Currency Equivalents.

(a)           The Lender shall determine the Dollar Amount of each Loan denominated in Euros, as of the date of incurrence of such Revolving Credit Loan, and shall promptly notify the Borrowers of each Dollar Amount so determined by it.  Each such determination shall be based on the Exchange Rate (x) on the date of the related Committed Loan Notice for purposes of the initial such determination for any Loan denominated in Euros and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b)           If after giving effect to any such determination of a Dollar Amount, the aggregate Outstanding Amount of the Revolving Credit Loans exceeds the aggregate Revolving Credit Commitments under Revolving Credit Facility by 5% or more, one or both of the applicable Borrowers shall, within five (5) Business Days of receipt of notice thereof from the Lender setting forth such calculation in reasonable detail, repay or cause to be repaid outstanding Revolving Credit Loans (as selected by the Borrowers and notified to the Lender not less than three (3) Business Days prior to the date of repayment) or take other action to the extent necessary to eliminate any such excess.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01           Taxes.

(a)           Except as required by law, any and all payments by the Loan Parties to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.  If any Loan Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to or for the account of the Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required withholdings or deductions of Indemnified Taxes or Other Taxes (including withholdings or deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made, (ii) such Loan Party or other applicable withholding agent (as applicable) shall make such withholdings or deductions, (iii) such Loan Party or other applicable withholding agent (as applicable) shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Loan Party made the withholding or deduction, such Loan Party shall furnish to the Lender the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Lender.

(b)           The Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible, mortgage recording or similar taxes or charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”) except for any such tax resulting from an assignment or participation by the Lender or a participant (“Assignment Tax”), but only if such Assignment Taxes result from a connection between the jurisdiction imposing such tax and the Lender or such participant other than any connections arising solely from the Lender or such participant having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under,  received payment under or enforced, this Agreement or any other Loan Document.

(c)           Each Loan Party jointly and severally agrees to indemnify and hold harmless the Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by the Lender (including Indemnified Taxes or Other Taxes imposed directly on the Lender) whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority and (ii) any expenses (excluding any Excluded Taxes) arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability, along with a reasonably detailed description of such payment or liability, delivered to the applicable Loan Party shall be conclusive absent manifest error.

(d)           Each Foreign Lender with respect to a Loan to a U.S. Borrower shall, to the extent it is legally entitled to do so, (v) on or prior to the Closing Date in the case of each Foreign Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Assumption pursuant to which such Foreign Lender becomes a Lender, (x) on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, (y) after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to the U.S. Borrower and the Lender, and (z) from time to time if reasonably requested by the U.S. Borrower or the Lender, provide the Lender and the U.S. Borrower with two completed originals of each of the following, as applicable:

(i)         IRS Form W-8ECI (claiming exemption from U.S. federal withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(ii)        IRS Form W-8BEN (claiming exemption from, or a reduction of, U.S. federal withholding tax under an income tax treaty) or any successor form;

(iii)       in the case of a Foreign Lender claiming exemption under Section 871(h) or 881(c) of the Code, an IRS Form W-8BEN or any successor form and a certificate substantially in the form of Exhibit D (to claim exemption from U.S. federal withholding tax under the portfolio interest exemption); or

(iv)       any other applicable form, certificate or document prescribed by the IRS certifying as to such Foreign Lender’s entitlement to such exemption from U.S. federal withholding tax or reduced rate with respect to specified payments to be made by the U.S. Borrower to such Foreign Lender under the Loan Documents.

To the extent it is legally entitled to do so, any Foreign Lender with respect to a Loan to a U.S. Borrower which Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents shall deliver to the U.S. Borrower, on or prior to the date such Foreign Lender becomes a Lender, or on or prior to such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to the U.S. Borrower, and from time to time thereafter if reasonably requested by the U.S. Borrower), two completed originals of IRS Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with all information required to be transmitted with such form, and any other certificate or statement of exemption required under the Code or reasonably requested by the Borrowers, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such portion may be received without deduction for, or at a reduced rate of, U.S. federal withholding tax (including, if the Foreign Lender is claiming the portfolio interest exemption with respect to one or more of its beneficial owners, a certificate substantially in the form of Exhibit D with respect to such beneficial owners).

In addition to the foregoing, any Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction in which any Borrower is located or doing business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to such Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender has received written notice from such Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

The Lender shall, to the extent it is legally entitled to do so, provide the U.S. Borrower with, (i) with respect to interest hereunder, one completed original of IRS Form W-9 or W-8IMY, as applicable, (ii) with respect to any fee received by the Lender hereunder, one completed original of IRS Form W-9 or applicable W-8 and (iii) any other documentation reasonably requested by the U.S. Borrower as will permit any payment of such fee to be made without withholding or at a reduced rate of withholding.  Thereafter and from time to time, the Lender shall, to the extent it is legally entitled to do so, provide the U.S. Borrower such additional duly completed and signed copies of one or more of such forms (or such successor forms) or documentations on or prior to the date on which any such form or documentation expires or becomes obsolete or incorrect.

(e)           Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, on the date such Lender becomes a party hereto, provide the Borrowers’ Agent and the Lender with two completed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and shall update such form from time to time if such form expires or becomes obsolete or incorrect.

(f)           Any Lender claiming any additional amounts or indemnification payments pursuant to this Section 3.01 shall use its reasonable efforts (if requested by the Borrowers) to change the jurisdiction of its Lending Office or take other steps (in each case, at Borrowers’ expense) if such a change or other steps would reduce any such additional amounts or indemnification payments (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.

(g)           If any Lender determines, in its sole good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 3.01, it shall promptly remit the portion of such refund to the applicable Loan Party that will leave it in no better or worse after-tax position (taking into account all out-of-pocket expenses of the Lender or Agent, as the case may be, than if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance); provided that the Loan Parties, upon the request of such Lender, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority.  This clause (g) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 3.02           Illegality.

If the Lender determines that any Law has made it unlawful or otherwise prohibited, or that any Governmental Authority has asserted that it is unlawful or otherwise prohibited, for the Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans of any currency, or to determine or charge interest rates based upon the Eurocurrency Rate for any currency, then, on notice thereof by the Lender to the Borrowers, any obligation of the Lender to make or continue Eurocurrency Rate Loans of such currency or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until the Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Borrower shall upon demand from the Lender, repay or, if applicable, convert all applicable Eurocurrency Rate Loans of the Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may in compliance with applicable Law continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if the Lender may not in compliance with applicable Law continue to maintain such Eurocurrency Rate Loans.  Upon any such repayment or conversion, such Borrower shall also pay accrued interest on the amount so repaid or converted and all amounts due, if any, in connection with such repayment or conversion under Section 3.05.

Section 3.03           [Reserved].

Section 3.04           [Reserved].

Section 3.05           Funding Losses.

Upon demand of the Lender from time to time, each Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)           any continuation, conversion, payment or repayment of any Eurocurrency Rate Loan of such Borrower on a day other than the last day of the Interest Period for such Loan (in each case, whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the applicable Borrower (for a reason other than the failure of the Lender to make a Loan) to repay, borrow, continue or convert any Eurocurrency Rate Loan of such Borrower on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by any Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06           Matters Applicable to All Requests for Compensation.

(a)           The Lender shall deliver a certificate to the Borrowers setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

(b)           With respect to the Lender’s claim for compensation under Section 3.01 or Section 3.02, the Borrowers shall not be required to compensate the Lender for any amount incurred more than one hundred and twenty (120) days prior to the date that the Lender notifies the applicable Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)           If the obligation of the Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.02 hereof, the Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until the Lender gives notice that the circumstances specified in Section 3.01 or Section 3.02 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that the Lender’s Eurocurrency Rate Loans have been so converted, all payments and repayments of principal that would otherwise be applied to the Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued from one Interest Period to another by the Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of the Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

Section 3.07           Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other payment Obligations hereunder.

ARTICLE IV

Conditions Precedent to Effectiveness of Agreement

Section 4.01           Conditions to Effectiveness of Agreement.

This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)           The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Lender and its legal counsel:

(i)         executed counterparts of this Agreement; and

(ii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require (and as have been notified to the Borrowers no later than three (3) Business Days before the Closing Date) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date.

(b)           The Loan Parties shall have paid to the Lender all fees and expenses due and owing to the Lender on the Closing Date.

Section 4.02           Conditions to All Credit Extensions.

The obligation of the Lender to make any Credit Extension (including, in the case of Section 4.02(a) and Section 4.02(c), any Credit Extensions made on the Closing Date) is subject to the satisfaction of the following conditions precedent; provided that a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans shall not be deemed a Credit Extension for the purposes of this Section 4.02.

(a)           The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (except that the representations contained in Section 5.02, Section 5.04 and Section 5.13 shall be the only representations the accuracy of which shall be a condition to the Credit Extensions made on the Closing Date); provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b)           Except in the case of the Credit Extensions made on the Closing Date, no Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           In the case of the initial Credit Extension, the Loan Parties shall have paid to the Lender all fees and expenses due and owing to the Lender on the date of such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each Loan Party represents and warrants to the Lender that:

Section 5.01           Existence, Qualification and Power; Compliance with Laws.

Subject to the Legal Reservations, each Loan Party and each Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02           Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of or the creation of any Lien under or require any payment to be made under, (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or (c) violate any material Law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention, violation or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03           Governmental Authorization; Other Consents.

Subject to the Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary for or required of a Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) the exercise by the Lender of its rights under the Loan Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04           Binding Effect.

This Agreement and each other Loan Document dated on or prior to the date this representation is made has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05           Financial Statements; No Material Adverse Effect.

(a)           On the Closing Date, the Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2006 to and including the Closing Date, there has been (x) no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property of the Company or any of its Subsidiaries, taken as a whole, and (y) no purchase or other acquisition by the Company or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lender prior to the Closing Date.

(b)           The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries which have been furnished to the Lender prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c)           Since the Closing Date, there has been no event or circumstance that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06           Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07           [Reserved].

Section 5.08           Ownership of Property; Liens.

Each Loan Party and each of its Subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (x) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (y) Liens permitted under Section 7.01 (other than Section 7.01(z)) and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09           Environmental Matters.

In each case, except as set forth on Schedule 5.09 to the Senior Credit Agreement,

(a)           There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Loan Party and each of its Subsidiaries, investigations alleging actual or potential liability of any Loan Party or its Subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except for items that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Loan Party or any of its Subsidiaries, formerly, owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or the German register of contaminated sites (Altlaster register) or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Loan Party or any of its Subsidiaries is in compliance with Environmental Laws; and (iv) there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and there has been no Release of Hazardous Materials by any Loan Party or any of its Subsidiaries at any other location.

(c)           The properties and facilities owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

(d)           None of the Loan Parties or their Subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

(e)           All Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any of their Subsidiaries at, or transported by or on behalf of any Loan Party or any of their Subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)           Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

Section 5.10           Taxes.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Loan Parties and each of their respective Subsidiaries has (i) timely filed all Tax returns required to be filed and all such tax returns are true and correct, (ii) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (iii) satisfied all of its Tax withholding obligations; (b) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Loan Party or any of their respective Subsidiaries and (c) none of the Loan Parties has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.11           ERISA Compliance.

(a)           Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 5.12           Subsidiaries; Equity Interests.

As of the Closing Date, no Loan Party has any Subsidiaries other than dormant or inactive entities and those specifically disclosed in Schedule 5.12 to the Senior Credit Agreement, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except any Lien that is permitted under Section 7.01.

Section 5.13           Margin Regulations; Investment Company Act.

(a)           Neither Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)           Neither of the Borrowers, any Person Controlling any Borrower, or any of the Subsidiaries of a Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14           Disclosure.

To the best of the Loan Parties’ knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Lender after the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder after the Closing Date or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Company and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15           [Reserved].

Section 5.16           Anti-Terrorism Laws.

(a)           To the best knowledge of the Loan Parties organized in the United States, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)           Each of the Loan Parties organized in the United States and, to the best of such Loan Parties’ knowledge, each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Section 5.17           Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Loan Parties, the operation of the businesses as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation brought against any Loan Party alleging the infringement or misuse of any IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its Subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.18           Solvency.

On the Closing Date, the Loan Parties and their Subsidiaries (taken as a whole) after giving effect to the transaction contemplated by this Agreement and the payment of the fees and expenses in connection therewith, are Solvent.

Section 5.19           Use of Proceeds.

The Borrowers will use the proceeds of the Revolving Credit Loans for working capital and general corporate purposes of the Company and its Subsidiaries.

ARTICLE VI

Affirmative Covenants

So long as the Lender shall have any Revolving Credit Commitment hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Company shall, and shall cause each of its Restricted Subsidiaries to:

Section 6.01           Financial Statements.

(a)           At the request of the Lender, deliver to the Lender, as soon as available, but in any event within ninety (90) days (one-hundred and twenty (120) days in the case of the Fiscal Year ending December 31, 2007) (or such earlier date on which the Company is required to make any public filing of such information) after the end of each Fiscal Year of the Company beginning with the Fiscal Year ending December 31, 2007, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing;

(b)           At the request of the Lender, deliver to the Lender (as soon as available, but in any event within forty-five (45) days (sixty (60) days in the case of the first three fiscal quarters of the Fiscal Year ending December 31, 2008)  (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by a Company Financial Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) deliver to the Lender, promptly, any other information, documents and other reports which the Company or any Subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c)           At the request of the Lender, deliver to the Lender, promptly, and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated budget for the following Fiscal Year prepared by the Company for approval by its Board of Directors, the following two Fiscal Years (including (A) a projected consolidated cashflow statement and profit and loss account of financial position of the Company and its Subsidiaries as of the end of each such Fiscal Year, (B) in respect of each principal operating division of the Company and its Subsidiaries, an income statement beginning with EBITDA by business group, and projected levels of the First Lien Senior Secured Leverage Ratio and Consolidated Debt Service Ratio as of the end of each fiscal quarter in the first Fiscal Year of the period presented and (C) a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”).

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to paragraphs (a) and (b) of this Section 6.01 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC or prior to or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under any Permanent Financing of the Senior Second Lien Interim Loans consisting of securities registered under the Securities Act or pursuant to Rule 144A thereunder, as the case may be); provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), all such materials to be reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 9.02 hereto; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 6.01, if any, to which the Lender has access (whether a commercial or third-party website); provided that:  (x) upon written request by the Lender, the Company shall deliver paper copies of such information to the Lender  and (y) the Company shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a)(i) and Section 6.02 to the Lender; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a)(i) and Section 6.02(b).

Section 6.02 Certificates; Other Information.

(a)           At the request of the Lender, deliver to the Lender:

(i)             no later than five (5) days after the delivery of the financial statements required by Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Company Financial Officer;

(ii)            together with the delivery of each Compliance Certificate delivered in connection with the delivery of financial statements required under Section 6.01(a) pursuant to clause (i) above, a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming there has been no change since the date of the last such certificate; and

(iii)           promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

(b)           No later than the date required for delivery thereof under the Senior Credit Agreement, deliver to the Lender a copy of each duly completed Compliance Certificate required to be delivered to the Administrative Agent (as defined in the Senior Credit Agreement) pursuant to Section 6.02(a) of the Senior Credit Agreement.

Section 6.03           Notices.

Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Lender:

(a)           of the occurrence of any Default; and

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

Section 6.04           Payment of Obligations.

Timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05           Preservation of Existence, Etc.

Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or Section 7.05 and (y) any Restricted Subsidiary may merge and amalgamate, consolidate or amalgamate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05 or clause (y) of this Section 6.05.

Section 6.06           Maintenance of Properties.

Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07           Maintenance of Insurance.

Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08           Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.09           Compliance with Environmental Laws; Environmental Reports.

(a)           Comply, and cause all lessees and other Persons occupying Real Property to comply, with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws; provided that neither the Company nor any of its Subsidiaries shall be required to undertake any response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 5.09 or Section 6.09(a) shall have occurred and be continuing for more than 20 days without the Company commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Lender, provide to the Lender within 45 days after such request, at the expense of the Company or the applicable Borrower, an environmental assessment report regarding the matters which are subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by environmental consulting firm and, in the form and substance, reasonably acceptable to the Lender and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them.

Section 6.10           Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.11           Inspection Rights.

Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Lender shall not exercise such rights more often than two (2) times during any calendar year at the Borrowers’ expense; provided further that when an Event of Default exists, the Lender (or any of their its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.  The Lender shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.11, at all times during such visits and inspections, the Lender (or its representatives or contractors) must comply with all applicable site regulations as the Company or its Subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.12           ERISA.

Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Lender a certificate of a Company Financial Officer setting forth details as to such occurrence and the action, if any, that the Loan Party or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Loan Party, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participant’s benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified a Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that a Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that a Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 6.13           Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 5.19.

ARTICLE VII

Negative Covenants

So long as the Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Company shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens.  Create, incur, assume or suffer to exist or become effective any Lien of any kind upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens with respect to the Obligations (as defined in the Senior Credit Agreement) and Facilities (as defined in the Senior Credit Agreement) and Liens under the Loan Documents (as defined in the Senior Credit Agreement);

(b)           Liens existing on the Closing Date or which are required to come into effect as a result of existing contractual provisions (in each case, to the extent in respect of underlying obligations exceeding $1,000,000 individually, listed on Schedule 7.01(b) to the Senior Credit Agreement) and any reissuance, renewals or extensions thereof;

(c)           Liens for taxes, assessments or governmental charges or claims that are extinguished within 60 days of notice of their existence, are not yet due and payable or that are being contested in good faith by appropriate proceedings;

(d)           Liens of landlords, carriers, vendor, pipeline, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising by operation of law in the ordinary course of business of the Company or any Restricted Subsidiary which secure amounts which are not overdue for a period of more than 30 days or not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings;

(e)            Liens (i) arising out of pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) and (ii) arising out of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations with respect to premiums and exit fees of (including to support obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(f)             Liens arising out of pledges or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory, insurance obligations, surety, judgment or appeal bonds, completion guarantee, surety, letters of credit, performance bonds, guarantees or other obligations of a like nature (including those to secure health,  safety and environmental obligations) incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

(g)            zoning restrictions of governmental authorities, easements, licenses, reservations of, or rights of others for, licenses reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects of zoning, survey exceptions, encumbrances, or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(h)            Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(i)             (x) leases or subleases or licenses or sublicenses of Real Property or IP Rights granted in the ordinary course of business to others that do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor or in property subject to a lease other than a capitalized lease;

(j)             Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(k)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking or other financial institutions arising as a matter of Law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and (iv) arising under clause 18 of the general conditions of a bank operating in The Netherlands or Germany based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or analogous conditions in other jurisdictions provided that where such condition is not regularly imposed, the Loan Parties shall use all reasonable efforts to procure a waiver of such right by the respective account bank;

(l)           Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment, (ii) over assets being acquired pursuant to Investments permitted by Section 7.02 pending payment in full of the purchase price (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 and (iv) consisting of intellectual property licenses permitted by Section 7.02(q);

(m)           Liens in favor of the Company or any of its Restricted Subsidiaries securing Indebtedness permitted under Section 7.03(d) (other than Indebtedness owed to a Restricted Subsidiary that is not a Loan Party);

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, Liens on documents of title in respect of documenting letters of credit or banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)           Liens securing Indebtedness and other obligations under Asset Backed Credit Facilities, Securitization Transactions and Receivables Financings; provided that any Liens in respect of Receivables Financings which are recourse to the Company or any Restricted Subsidiary (other than any Securitization Entity) shall be limited to accounts receivable, inventory, the Equity Interests in, and intercompany Indebtedness owed by, any Securitization Entity, related books and records and the accounts and proceeds thereof together with any returned goods therefrom;

(q)           Liens arising by reason of deposits necessary to qualify the Company or any of its Restricted Subsidiaries to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(r)           Liens securing any Capitalized Lease and Liens to secure Indebtedness (including Capitalized Leases) permitted by clause (e) of Section 7.03 covering only the property or assets acquired with such Indebtedness;

(s)           Liens securing obligations under Swap Contracts of the Company or any Restricted Subsidiary permitted under Section 7.03 or any collateral for the obligations under such Swap Contracts relate;

(t)           Liens on property of, or on Equity Interests or Indebtedness of, any Person or attaching to any assets existing at the time such property or Person is acquired by, merged, amalgamated with or into or consolidated with, or assets are acquired by, the Company or any Restricted Subsidiary; provided that such Liens (a) do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired (other than assets and property affixed or appurtenant thereto) or the property and assets of the Person merged into or consolidated with the Company or Restricted Subsidiary and (b) were created prior to, and not in connection with or in contemplation of, such acquisition, merger, amalgamation or consolidation;

(u)           Liens granted by Restricted Subsidiaries in support of Indebtedness of Restricted Subsidiaries;

(v)           Liens in respect of the Senior Second Lien Debt, any Permanent Financing or any Permitted Refinancing;

(w)           Liens of the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (i) $250,000,000 and (ii) 1% of Consolidated Net Tangible Assets at any one time outstanding;

(x)            Liens over shares in joint ventures or over dividends in respect thereof in any Restricted Subsidiary acting as a special purpose vehicle with the sole purpose to hold shares in a joint venture to secure Indebtedness or other obligations of such joint venture or Restricted Subsidiary or Indebtedness permitted by Section 7.03(t);

(y)           Liens resulting from any Limited Recourse Stock Pledge;

(z)            Liens granted in favor of Loan Parties and Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company, or any other Restricted Subsidiary;

(aa)          Liens securing Indebtedness incurred to modify, refinance, defease, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by this Agreement; provided that (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Lien permitted under this Section 7.01 and (ii) an amount necessary to pay any fees and expenses, including prepayment premiums, associated hedging break costs and premiums or replacement hedges, related to such refinancing, refunding, extension, renewal or replacement;

(bb)         any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in Section 7.01(b), Section 7.01(t) and Section 7.01(v); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets; and

(cc)          Liens arising from precautionary Uniform Commercial Code financing statement filings; and

(dd)         any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary; and

(ee)          Liens over cash deposits deposited with the trustees in connection with the purchase of certain of the Existing Notes.

Section 7.02           Investments.

Make or hold any Investments, except:

(a)           Investments in cash or Cash Equivalents;

(b)           loans and advances to employees, directors and officers of the Company and its Subsidiaries (i) required by applicable employment laws or (ii) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount outstanding not to exceed $10,000,000;

(c)           Investments (i) by the Company or any Restricted Subsidiary in any Restricted Subsidiary, (ii) by the Company or any of its Restricted Subsidiaries (A) in any Subsidiary, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary or (B) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries owing to the Company or any of its Restricted Subsidiaries and (iii) Investments by the Foreign Borrower in Restricted Subsidiaries made in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries;

(d)           Investments in the Company by any Restricted Subsidiary of the Company;

(e)           (i) Investments existing on the Closing Date, (ii) Investments contemplated on the Closing Date and set forth on Schedule 7.02(e) to the Senior Credit Agreement, and (iii) any modification, replacement, renewal, reinvestment or extension of any Investment set forth on Schedule 7.02(e) to the Credit Agreement that does not increase the aggregate amount thereof;

(f)            Swap Contracts entered into in the ordinary course of business and otherwise permitted under this Agreement;

(g)           any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person to the extent (A) such acquisition is effected by a contribution to capital not constituting Disqualified Equity Interests, (B) the consideration paid is settled by the issuance or with the proceeds of the issuance of Qualified Equity Interests of the Company or Parent or any Holding Company of Parent, or (C) immediately after giving effect thereto: (i) no Default shall have occurred and be continuing or would result therefrom; (ii) the acquired entity, assets, division or line of business shall be in a Permitted Business; and (iii) after giving effect to such acquisition, the Company and its Restricted Subsidiaries would be in Pro Forma Compliance with Section 7.11(a) and Section 7.11(b) (any such acquisition, a “Permitted Acquisition”);

(h)           loans and advances to the Company and any other direct or indirect parent of a Restricted Subsidiary, in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06; provided that all such loans and advances shall be deemed a Restricted Payment for the purposes of Section 7.06;

(i)            Investments (including Investments in securities) received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries or received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments or in settlement of any litigation or arbitration;

(j)            purchase of shares of Royal Dutch Shell plc and BASF AG required to satisfy Basell Holdings’ obligations under its stock option plans as such plans and stock appreciation rights were in effect on the Closing Date;

(k)           other Investments in an aggregate amount outstanding permitted pursuant to clause (k) of the Section 7.02 of the Senior Credit Agreement;

(l)            Investments by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(m)           Investments held by any Person (other than an Affiliate of such Person) that becomes a Restricted Subsidiary; provided that such Investments were not acquired in contemplation of the acquisition of such Person;

(n)           Investments in Subsidiaries and Permitted Joint Ventures not to exceed $500,000,000 plus

(i)             the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and Permitted Joint Ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment,

(ii)            the net after-tax cash proceeds received by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary),

(iii)           upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

(iv)           Investments in Equity Interests of Specified Joint Ventures in an amount not to exceed $20,000,000;

provided, however, that the net after-tax amount has not been included in Consolidated Net Income for the purpose of calculating the Applicable Amount;

(o)           Investments in a Permitted Business having an aggregate value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed $250,000,000 (with the value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(p)           payments to any direct or indirect parent of the Company for the purposes described in Section 7.06(n) which, when aggregated with the payment made under Section 7.06(l), shall not exceed €1,500,000 or the equivalent Dollar Amount in any Fiscal Year;

(q)           Investments through the licensing contribution of technology in a Person that is or will be as a result of such Investment a Permitted Joint Venture, or Investments through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property pursuant to joint venture arrangements, in each case in the ordinary course of business;

(r)            Guarantees of Indebtedness to the extent such Guarantee is permitted under Section 7.03;

(s)           Investments received by the Company or its Restricted Subsidiaries as consideration for a Disposition pursuant to Section 7.05(c), Section 7.05(j), Section 7.05(l) or Section 7.05(n);

(t)            Limited Recourse Stock Pledges; and

(u)           any Indebtedness of the Company owing to any of its Subsidiaries incurred in connection with Standard Securitization Undertakings or Receivables Financing which constitute Standard Securitization Undertakings, to the extent permitted and permitted not to be subordinated pursuant to the Intercreditor Agreement, the purchase of accounts receivable and related assets by the Company from any such Subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Securitization Transaction.

Notwithstanding the foregoing, no Investments shall be made in any member of the Millennium Holdings  Group other than Investments (x) outstanding on the Closing Date and set forth on Schedule 7.02(e) to the Senior Credit Agreement, (y) made pursuant to Section 7.02(k) or Section 7.06(d), in each case for the purpose of paying final judgments or settlements or orders for the payment of money or for the purpose of paying costs and expenses associated with litigation and claims under related insurance policies, and (z) in respect of environmental remediation capital expenditures or for the purpose of paying costs and expenses associated with litigation and claims under related insurance policies.

Section 7.03           Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party under the Loan Documents or any refinancings thereof;

(b)           Indebtedness existing or outstanding on the Closing Date and, to the extent such Indebtedness represents Financial Indebtedness in excess of $1,000,000 on an individual basis or Indebtedness (which is not Financial Indebtedness) in excess of $10,000,000 on an individual basis, listed on Schedule 7.03(b) to the Senior Credit Agreement and any Permitted Refinancing thereof as reduced by the amount of any prepayments of such Indebtedness with the proceeds of Dispositions (which are accompanied by a corresponding permanent commitment reduction in any revolving credit facility) and  intercompany Indebtedness outstanding on the Closing Date and any refinancing thereof;

(c)           Guarantees by the Company and any Restricted Subsidiary in respect of Indebtedness of the Company or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee of any Indebtedness other than the Obligations shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lender as those contained in the subordination of such Indebtedness;

(d)           Indebtedness of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary (other than the pledge of intercompany notes under the Senior Credit Agreement);

(e)           Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business not to exceed the greater of (i) $200,000,000 in the aggregate and (ii) 0.8% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any one time outstanding and

(1)           representing Capitalized Leases or;

(2)           constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation, repair, addition to or improvement of, property or assets of the Company or any Restricted Subsidiary used in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Indebtedness shall not exceed the cost of such property or assets or repair or improvement thereof and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired;

(f)            Swap Contracts that are incurred for the purpose of (i) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Swap Contract does not exceed the principal amount of the Indebtedness to which such Swap Contract relates or (ii) managing fluctuations in the price or cost of raw materials, emission rights, manufactured products or related commodities or (iii) hedging the potential exposure in respect of certain executives’ and employees’ options over, or stock appreciation rights in relation to shares of Royal Dutch Shell plc and BASF AG; provided that, in each case, such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries are exposed in the conduct of its business or the management of its liabilities;

(g)           Indebtedness under the Senior Credit Agreement, the Senior Second Lien Debt, any Permanent Financing and the Existing Notes, the Guarantees thereof and any Permitted Refinancing thereof;

(h)           Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition except to the extent the Company or relevant Subsidiary has a liability in respect of such business, asset or subsidiary before (and not created in contemplation of) such disposition;

(i)            Indebtedness under any Treasury Services Agreement;

(j)            any Indebtedness of the Company owing to any of its Subsidiaries incurred in connection with Standard Securitization Undertakings or Receivables Financings which constitute Standard Securitization Undertakings, to the extent permitted by the Senior Credit Agreement, the purchase of accounts receivable and related assets by the Company from any such Subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Securitization Transaction; and

(k)           Indebtedness consisting of obligations of the Company and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the transactions contemplated by this Agreement and any acquisition, Investment, or Disposition expressly permitted hereunder;

(l)             Indebtedness of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed the greater of (i) $750,000,000 and (ii) 3% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any time outstanding;

(m)           Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit, bank guarantees, bankers’ acceptances and warehouse receipts for the account of the Company or such Restricted Subsidiary or similar instruments, as the case may be, in order to provide security for workers’ compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(n)           obligations in respect of, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Subsidiary of the Company in the ordinary course of business;

(o)           (i) the incurrence by the Company or a Restricted Subsidiary of Indebtedness pursuant to the ABF Inventory Facility only and in an aggregate principal amount not to exceed, in the aggregate for all such Indebtedness, $1,500,000,000 and (ii) the incurrence of any Receivables Financing permitted hereunder that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

(p)           Indebtedness of the Company or a Restricted Subsidiary to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company or such Restricted Subsidiary from any such Subsidiary which assets are subsequently conveyed by the Company or such Restricted Subsidiary to a Securitization Entity in a Securitization Transaction;

(q)           Guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by Permitted Joint Ventures or Unrestricted Subsidiaries not to exceed the greater of (i) $250,000,000 in the aggregate and (ii) 1% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any one time outstanding;

(r)           (i) other Indebtedness of the Company or any Restricted Subsidiary which may be secured by a Lien to the extent permitted under Section 7.01; provided that, (x) both immediately prior to and after giving effect thereto on a Pro Forma Basis, no Default shall exist or result therefrom and (y) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness) for the most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.00 to 1.00 and (ii) any Permitted Refinancings thereof;

(s)           Indebtedness of a Person existing at the time that Person becomes a Restricted Subsidiary or assumed in connection with an acquisition by the Company or a Restricted Subsidiary or Indebtedness attaching to assets acquired in a acquisition, and, in each case, not incurred in connection with or in anticipation of such acquisitions; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such acquired Person and its Subsidiaries; provided further, that on the date of such acquisition and after giving pro forma effect thereto, either (i) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 7.03(r) or (ii) the Consolidated Fixed Charge Coverage Ratio would be greater than or equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to giving pro forma effect to such acquisition, in each case, together with any Permitted Refinancing thereof;

(t)            Indebtedness of the Company or a Restricted Subsidiary (each, a “JV Investor”) the purpose of which is to finance a Permitted Joint Venture or an investment therein; provided that at all times (i) the creditors under the relevant facility have no direct or indirect recourse to the Company or any Restricted Subsidiary other than such JV Investor and (ii) the only direct or indirect recourse those creditors have to such JV Investor is limited to the proceeds (if any) of dividends received by such JV Investor in respect of such JV Investor’s investment in that Permitted Joint Venture;

(u)           Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v)           Indebtedness arising from the honoring by a bank or other financial institution of a check or draft or similar instrument drawn against insufficient funds, overdrafts and money market lines in the ordinary course of business.

Section 7.04           Fundamental Changes.

Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the transactions contemplated by this Agreement), except that:

(a)           any Restricted Subsidiary (other than a Borrower) may merge or amalgamate  with the Company or one or more Restricted Subsidiaries;

(b)           any Restricted Subsidiary (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Restricted Subsidiary; and

(c)           so long as no Default exists or would result therefrom, the Company or any Borrower may merge, consolidate or amalgamate  with any other Person; provided that (i) the Company or such Borrower, as the case may be, shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Company or such Borrower (any such Person, the “Successor Company” or the “Successor Borrower,” as the case may be), (A) the Successor Company or the Successor Borrower, as the case may be, shall be an entity in the same corporate form organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, or, in the case of the Company or a Borrower organized outside the United States, under the laws of such non-United States jurisdiction (or in the case of the Company or a Borrower organized under the Laws of Luxembourg, the Laws of the Netherlands), (B) the Successor Company or the Successor Borrower, as the case may be, shall expressly assume all the obligations of the Company or such Borrower under this Agreement and the other Loan Documents to which the Company or such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Lender, (C) after giving effect to such transaction and the use of any proceeds therefrom, the Company would have the ability to incur (i) an additional $1.00 of Indebtedness under Section 7.03(r) or (ii) the Consolidated Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction; and (D) the Company shall have delivered to the Lender a certificate of a Company Financial Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Company or the Successor Borrower, as the case may be, will succeed to, and be substituted for, the Company or such Borrower under this Agreement; provided further that neither Millennium Chemicals Inc. nor Millennium Holdings LLC nor any of their respective subsidiaries as of the Closing Date may be merged with or into the Company or any other Restricted Subsidiary (other than Millennium Chemicals Inc., Millennium Holdings LLC or any of their respective subsidiaries).

Section 7.05           Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete, redundant, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Company or any of its Restricted Subsidiaries;

(b)            Dispositions of inventory in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property to the Company or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party and if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)            Dispositions permitted by Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)             Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after December 20, 2007 shall not exceed $250,000,000;

(g)            Dispositions of cash and Cash Equivalents;

(h)            leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Company and the Restricted Subsidiaries;

(i)             transfers of property as a result of Casualty Events;

(j)             Dispositions of property not otherwise permitted under this Section 7.05 the proceeds (net of costs associated with such Disposition) of which do not to exceed $1,000,000,000 in any transaction or series of related transactions in the aggregate; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000, the Company or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided for purposes of this clause (ii) any liabilities (as shown on the Company’s most recent balance sheet provided under the Senior Credit Agreement or in the footnotes to such balance sheet) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash;

(k)            Dispositions listed in Schedule 7.05(k) to the Senior Credit Agreement;

(l)             Dispositions of inventory and accounts receivable in connection with Receivables Financings, Securitization Transactions or the Asset Backed Credit Facility;

(m)           any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the management of the Company; and

(n)            Dispositions pursuant to buy-sell arrangements or similar agreements between Lyondell China Holdings Limited of Ningbo ZRCC and Lyondell Chemical Company Ltd;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e) and Section 7.05(i) and except for Dispositions from a Loan Party as such term is defined in the Senior Credit Agreement to any other Loan Party as such term is defined in the Senior Credit Agreement) shall be for no less than the fair market value of such property at the time of such Disposition.

Section 7.06           Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except:

(a)            each Restricted Subsidiary may make Restricted Payments to the Company and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)            the Company and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)            the payment of any dividend or consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of a redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of notice;

(d)           any Restricted Payments, either (i) solely in exchange for shares of Qualified Equity Interests of the Company or (ii) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of the Company) or capital contribution received by the Company;

(e)            to the extent constituting Restricted Payments, the Company  and its Restricted Subsidiaries may enter into and consummate the Acquisition and transactions expressly permitted by any provision of Section 7.04;

(f)            cash repurchases of Equity Interests in the Company or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)           beginning on August 1, 2010, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, repurchases by the Company or a Restricted Subsidiary of, or declarations and payments of dividends to a direct or indirect parent of the Company or a Restricted Subsidiary to permit repurchases by such direct or indirect parent of, Equity Interests of the Company or a Restricted Subsidiary or such parent from employees, former employees, directors or former directors of the Company or a Restricted Subsidiary or any of its Subsidiaries (or permitted transferees of such Persons) or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount for all periods not to exceed 2.0% of the capital stock of the Company from time to time at fair market value at the date of such repurchase

(h)           Restricted Payments to any direct or indirect parent company of the Company for legal, audit, tax and other expenses directly relating to the administration of that parent company (or any of its parent companies) including customary compensation payable to that Person’s directors and employees, not to exceed €1,500,000 or the equivalent Dollar Amount in any Fiscal Year;

(i)            cash payments in lieu of issuing fractional shares pursuant to the exercise or conversion of any exercisable or convertible securities;

(j)            payments or distributions to dissenting shareholders pursuant to applicable Law in connection with or in contemplation of, any acquisition, merger, amalgamation, consolidation or transfer of assets that complies with Section 7.04;

(k)           payments of dividends on Disqualified Equity Interests issued in accordance with Section 7.03;

(l)            directors’ fees (including non-executive directors of the Company) or if the Company is a partnership, directors’ fees of the general partner of the Company, in an amount not to exceed $1,500,000 per year;

(m)           so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, Restricted Payments in respect of sums payable (including payment of fees) pursuant to the Management Agreement in an aggregate amount not to exceed (x) $25,000,000 in respect of any Fiscal Year in which Consolidated EBITDA is less than $6,000,000,000, or (y) $30,000,000 in respect of any Fiscal Year in which Consolidated EBITDA exceeds $6,000,000,000;

(n)           so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby,

(i)             Restricted Payments by the Company in an amount not to exceed (x) prior to Listing, $50,000,000 per annum and $200,000,000 in the aggregate, plus (y) at any time, if, the Applicable Amount Availability Condition shall be met, other Restricted Payments in an aggregate amount pursuant to this clause (n) not to exceed the portion, if any, of the Applicable Amount on the date of such election that the Company elects to apply pursuant to this clause (n), such election to be specified in a written notice of a Company Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied, and

(ii)            following Listing, the payment of dividends on the listed common stock at a rate not to exceed 6% per annum of the net cash proceeds received by the Company in connection with such Listing or any subsequent Listing; provided that if such Listing was of the share capital of a Holding Company of the Company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the share capital of such Holding Company;

(o)           distributions by any Restricted Subsidiary or any joint venture of chemicals to a holder of Equity Interests of such Restricted Subsidiary or joint venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such joint venture or Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm’s-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

(p)           payments in the amounts and on the conditions described in the Tax Sharing Agreement.

Section 7.07           Change in Nature of Business.

Engage in any material line of business substantially different from a Permitted Business.

Section 7.08           Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than:

(a)           reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Company;

(b)           transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries in each case, provided such transactions are not otherwise prohibited hereby;

(c)           any agreement as in effect as of December 20, 2007 and set forth on Schedule 7.08 to the Senior Credit Agreement or any amendment or renewal thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or renewal or replacement agreement is not more disadvantageous to the Lender (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect than the original agreement;

(d)           Investments of the type described in clauses (b), (c), (d), (h), (k), (n) and (p) of Section 7.02 and Restricted Payments made in compliance with Section 7.06;

(e)           transactions between any of the Company, any of its Subsidiaries and any Securitization Entity in connection with a Securitization Transaction, in each case provided that such transactions are not otherwise prohibited hereby;

(f)            transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case in the ordinary course of business;

(g)           transactions with Permitted Joint Ventures entered into in the ordinary course of business and in a manner consistent with past practice;

(h)           the issuance or sale of any Qualified Equity Interests of the Company or capital contributions received by the Company;

(i)            transactions entered into between or among the Company or any of its Restricted Subsidiaries and any joint venture, or other Affiliate that would otherwise be subject to this covenant solely because the Company or a Restricted Subsidiary owns any Equity Interests of or otherwise controls such person, or other Affiliate engaged in a Permitted Business that is under common control with the Company or such Restricted Subsidiary, on terms that are no less favorable as might reasonably have been obtained at such time from an unaffiliated party or, if no such comparable transaction is available, on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary;

(j)            transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(k)           dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary of the Company or joint venture; and

(l)            transactions (x) involving aggregate payments of consideration equal to or less than $10,000,000 or (y) on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis by the Company or the relevant Restricted Subsidiary and an unrelated Person or, if no such comparable transaction with a Person who is not an Affiliate is available on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor; provided that (x) the Board of Directors of the Company or the board of directors of the relevant Restricted Subsidiary and the board of directors of the relevant Restricted Subsidiary must approve each transaction with an Affiliate to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25,000,000, such approval to be evidenced by a board resolution that states that the Board of Directors of the Company has determined that the transaction complies with the foregoing provisions and (y) if the Company or any Restricted Subsidiary enters into a transaction with an Affiliate that involves payments or other property with an aggregate fair market value of more than $100,000,000, then prior to the consummation of such transaction, the parties to such transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and deliver the same to the Lender.

Section 7.09           Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary that is not a Guarantor (under and as defined in the Senior Credit Agreement) to make Restricted Payments to any Borrower (under and as defined in the Senior Credit Agreement) or any Guarantor (under and as defined in the Senior Credit Agreement); provided that the foregoing shall not apply to Contractual Obligations which

(i)             (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 to the Senior Credit Agreement and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii)            are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and as amended or modified; provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification,

(iii)           represent Indebtedness of a Restricted Subsidiary which is not a Loan Party (under and as defined in the Senior Credit Agreement) which is permitted by  Section 7.03 of the Senior Credit Agreement,

(iv)           arise in connection with any Disposition permitted by Section 7.04 or Section 7.05 and relate solely to the assets or Person subject to such Disposition,

(v)            are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi)           are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(vii)          comprise restrictions imposed by the Senior Credit Agreement, the Senior Second Lien Interim Loan Agreement, any Permanent Financing, any Permitted Refinancing or under any Receivables Financings with terms no less favorable to the Company than those provided for by a Securitization Transaction or Asset Backed Credit Facilities, and

(viii)         are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 7.10           Anti-Money Laundering.

Each Loan Party will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents are derived from any unlawful activity.

Section 7.11           Financial Covenants.

(a)           First Lien Senior Secured Leverage Ratio.  Permit the First Lien Senior Secured Leverage Ratio as of the last day of any Test Period, beginning with the Test Period ending March 31, 2008, to be greater than 3.75:1.00.

(b)           Consolidated Debt Service Ratio.  Permit the Consolidated Debt Service Ratio as of the last day of any Test Period, beginning with the Test Period ending March 31, 2008, to be less than 1.10:1.00.

(c)           Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures (other than Excluded Capital Expenditures) made in any Fiscal Year to exceed the amount set forth opposite such Fiscal Year below (each such amount, a “Scheduled Capital Expenditure Amount”):

Fiscal Year	Amount (in millions)
Ending December 31, 2008	$1,250
Ending January 1, 2009 and each Fiscal Year thereafter	$1,000

provided, however, that

(i)             so long as no Default has occurred and is continuing or would result from such expenditure, an amount equal to 50% of any portion of any amount set forth above, if not expended in the Fiscal Year for which it is permitted above, may be carried over for expenditure in the following Fiscal Year (each such amount, a “Carry-Forward Amount”); provided that if any such amount is so carried over, it will be deemed used in the Fiscal Year after the amount set forth opposite such Fiscal Year above, and

(ii)            so long as no Default has occurred and is continuing or would result from such expenditure, if Capital Expenditures (other than Excluded Capital Expenditures) made by the Company and its Restricted Subsidiaries during any Fiscal Year exceed the amount set forth opposite such Fiscal Year above, if any, an amount up to 50% of the Scheduled Capital Expenditures Amount for the next succeeding Fiscal Year (each such amount, a “carry-back amount”) may be carried back to such prior Fiscal Year and utilized to make Capital Expenditures in such prior fiscal year (it being understood and agreed that (A) no carry-back amount may be carried back beyond the Fiscal Year immediately prior to the Fiscal Year of such Scheduled Capital Expenditure Amount and (B) the portion of the carry-back amount actually utilized in any Fiscal Year shall be deducted from the Scheduled Capital Expenditure Amount in the Fiscal Year from which it was carried back); provided further that, if the Applicable Amount Availability Condition shall be met, the Company and its Restricted Subsidiaries shall be permitted to make Capital Expenditures in an aggregate amount pursuant to Section 7.11(c) not to exceed the portion, if any, of the Applicable Amount on the date of such election that the Company elects to apply this clause, such election to be specified in a written notice of a Company Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied.

Section 7.12           Accounting Changes.

Make any change in its fiscal year; provided, however, that the Company may, upon written notice to the Lender, change its or any of its Subsidiaries’ fiscal year to any other fiscal year reasonably acceptable to the Lender, in which case the Company and the Lender shall make any adjustments to this Agreement that are reasonably necessary to reflect such change in fiscal year.

Section 7.13           Prepayments, Etc. of Indebtedness.

(a)            Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any contractually subordinated Indebtedness (other than ordinary course intercompany Indebtedness and pursuant to the Dividend Distribution Note, so long as treated as a Restricted Payment), the Second Lien Debt, the Existing Notes, any Permitted Financing or any Permitted Refinancing thereof (such Indebtedness, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the net proceeds of any Indebtedness (net of all Taxes, fees, costs and expenses incurred by the Company and its Restricted Subsidiaries with respect to such incurrence or issuance) (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(l), is permitted pursuant to Section 7.03(l)), in each case to the extent not required to prepay any Loans pursuant to Section 2.04(b), (ii) the conversion of any Junior Financing to Qualified Equity Interests of the Company or any direct or indirect parent of the Company, (iii) prepayment, defeasance or discharge of  Indebtedness under the 2015 Notes, and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity an aggregate amount not to exceed (A) $100,000,00 plus (B) if the Applicable Amount Availability Condition shall have been satisfied on a Pro Forma Basis after giving effect to such prepayment, redemption, purchase, defeasance or other payment, with the portion, if any, of the Applicable Amount on the date of such payment that the Borrowers elect to apply to this Section 7.13(a), such election to be specified in a written notice of a Company Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied.

(b)            Amend, modify or change in any manner materially adverse to the interests of the Lender any term or condition of any Junior Financing Documentation without the consent of the Lender (which consent shall not be unreasonably withheld).

Section 7.14           Holding Company.

The Company shall not, conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of its Subsidiaries, (ii) those incidental to the maintenance of its legal existence, (iii) the performance of the Loan Documents to which it is a party, the Senior Credit Agreement and the related Loan Documents (as defined in the Senior Credit Agreement), the Existing Notes (only to the extent that the Company is a party thereto on the Closing Date), the Management Agreement, the Tax Sharing Agreement, the Acquisition Agreement, the Structured Financing and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article VII, (v) any transaction that the Company has entered into on or prior to the Closing Date, (vi) obligations of the Company under European Securitization Transactions in effect on the Closing Date, (vii) performance guarantees made in the ordinary course of business, (viii) non-speculative hedging obligations, (ix) the making of loans or payments to Subsidiaries as permitted hereunder, (x) the provisions of administrative and management services to Subsidiaries of a type customarily provided by a holding company to its subsidiaries and employing employees whose services are required for the operation of the Company and its Subsidiaries and other administrative and management services to holding companies of the Company, and (xi) rights under and liabilities incurred resulting from Taxes or loans being made to it, as the same are permitted hereunder.

ARTICLE VIII

Events of Default and Remedies

Section 8.01           Events of Default.

Any of the following shall constitute an event of default (an “Event of Default”), subject to Section 8.02(b):

(a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  Any Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03, Section 6.05 (solely with respect to the Company and the Borrowers), Article VII or Section 9.01; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or Section 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, or solely with respect to a failure to comply with clauses (a) and (b) of Section 6.01, ten (10) Business Days, after notice thereof by the Lender to the Company or the Borrowers; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Borrower or the Company herein, in any other Loan Document, or in any document that is an exhibit to a Loan Document (or any certification by a Company Financial Officer or the Borrowers expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Restricted Subsidiary  (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, “Threshold Indebtedness”), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to  Section 8.02; or

(f)            Insolvency Proceedings, Etc.  Any of the Company, either Borrower or any Material Subsidiary to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings or a third person files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any of the Company, either Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrowers and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy in each case, for the purposes of any Subsidiary domiciled in the United Kingdom, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)           Invalidity of Loan Documents.  Any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its payment Obligations under the Loan Documents; or

(j)           ERISA.  An ERISA Event or any similar event with respect to a Foreign Plan occurs which, together with all other ERISA Events (or similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(k)           Notwithstanding the foregoing, Events of Default under Section 8.01(e) and (h) shall not apply with respect to Millennium Holdings LLC or any Person that is a Subsidiary of Millennium Holdings LLC as of the Closing Date (collectively, the “Millennium Holdings Group”) if, at the time of determination, (x) the event that would otherwise give rise to such an Event of Default is excluded from the corresponding provision in all other Threshold Indebtedness or would otherwise not give rise to an event of default thereunder in accordance with the terms of such Threshold Indebtedness and (y) the Millennium Holdings Group, taken as a whole, is not a Material Subsidiary.

Section 8.02           Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)           declare its commitment to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c)           exercise all rights and remedies available to it under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under any Debtor Relief Law, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

Section 8.03           Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the payment Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the Lender payable under Section 9.04 and amounts payable under Article III) payable to the Lender;

Second, to payment of that portion of the payment Obligations constituting accrued and unpaid interest on the Loans;

Third, to payment of that portion of the payment Obligations constituting unpaid principal of the Loans;

Fourth, to the payment of all other payment Obligations of the Borrowers that are due and payable to the Lender; and

Last, the balance, if any, after all of the payment Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Section 8.04           Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 8.01(b), in the event of any Default or Event of Default arising solely as a result of failure to comply with the requirements of the covenants set forth in Section 7.11(a) or (b), the Company may obtain the investment of further equity or shareholder debt into the Company in an aggregate amount sufficient to reduce Consolidated First Lien Senior Secured Debt for the purpose of the financial covenant set forth in Section 7.11(a), or to the extent such investment is applied in repayment of the Revolving Credit Facility, reduce the portion of the Consolidated Interest Expense attributable to the Revolving Credit Facility for the purposes of the financial covenant set forth in Section 7.11(b) (but, for the avoidance of doubt, the investment of further equity or shareholder debt shall not increase Consolidated EBITDA and be treated as having no effect for the purposes of calculating the Applicable Amount or covenant relaxation).  Such investment must be made no more than 10 Business Days after the date on which the relevant Compliance Certificate is required to have been delivered. To the extent that any such equity or shareholder debt is invested in a particular period to enable a test or tests in a previous period to be not breached, that investment shall be deemed to have taken place on the last day of that prior period for the purpose of the financial covenant in Section 7.11(a) or on the first day of such prior period for the purpose of the financial covenant in Section 7.11(b).  No more than four cures shall be permitted during the life of the Revolving Credit Facility.

(b)           If on a Pro Forma Basis after giving effect to the investment of equity or shareholder debt pursuant to the preceding clause (a), the Company would have been in compliance with the covenant set forth in Section 7.11(a) and Section 7.11(b) as of the date of the relevant Compliance Certificate, the Default or Event of Default under Section 8.01(b) shall be deemed to have not occurred.

(c)           The Company shall, immediately following an investment of equity or shareholder debt and the repayment of Indebtedness pursuant to Section 8.04(a), deliver to the Lender a Compliance Certificate demonstrating to the Lender’s satisfaction that on a Pro Forma Basis after giving effect to such investment and repayment of Indebtedness that the financial covenants set forth in Section 7.11(a) and Section 7.11(b) are then complied with.

ARTICLE IX

Miscellaneous

Section 9.01           Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and such Loan Party.  If at any time any provision in, or schedule or exhibit to, the Senior Credit Agreement, which is substantially the same as a provision in or schedule or exhibit to this Agreement, is amended or otherwise modified, then, to the extent such amendment or other modification is approved by the Lender, this Agreement shall automatically be deemed amended as and to the extent of such amendment or modification.

Section 9.02           Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered  to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 9.02(c)), when delivered; provided that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties and the Lender.

(c)           Reliance by the Lender.  The Lender shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Lender and each Lender-Related Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Lender may be recorded by the Lender, and each Borrower hereby consents to such recording.

Section 9.03           No Waiver; Cumulative Remedies.

No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

Section 9.04           Costs and Expenses.

Each Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Lender for all reasonable invoiced out-of-pocket costs and expenses and any taxes (other than Taxes indemnification, which is governed by Section 3.01) incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable costs and expenses of counsel to the Lender, and (b) to pay or reimburse the Lender for all invoiced out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all costs and expenses of counsel to the Lender).  The agreements in this Section 9.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 9.04 shall be paid promptly after receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses, taxes or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Lender in its sole discretion.

Section 9.05           Indemnification by the Borrowers.

Whether or not the transactions contemplated hereby are consummated, the Borrowers shall, jointly and severally, indemnify and hold harmless the Lender and its Affiliates, and the directors, officers, partners, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, partner, employee, agent or attorney-in-fact of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  All amounts due under this Section 9.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.05.  The agreements in this Section 9.05 shall survive the transfer by, resignation or replacement of, the Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  This Section 9.05 shall not apply with respect to any Taxes (including Indemnified Taxes or any Other Taxes indemnifiable under Section 3.01) other than Taxes that represent liabilities, obligations, losses, damages, etc. arising from any non-Tax claim.

Section 9.06           Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.07           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (except as permitted by Section 7.04) and the Lender may assign, sell participations in or otherwise transfer any of its rights or obligations hereunder to any Person which is an Affiliate of the Lender without the consent of any Loan Party and the Borrowers shall make payments hereunder to any such assignee, participant or transferee as directed by the Lender.

(b)           The Lender may, without the consent of the Borrowers, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.  In order to facilitate such pledge or assignment or for any other reason, the Borrowers hereby agree that, upon request of the Lender at any time and from time to time after either Borrower has made its initial borrowing hereunder, the applicable Borrowers shall provide to the Lender, at the Borrowers’ own expense, a promissory note, substantially in the form of Exhibit C, evidencing the Revolving Credit Loans owing to the Lender.

Section 9.08           [Reserved.]

Section 9.09           Setoff.

In addition to any rights and remedies of the Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Company and the Borrowers, any such notice being waived by the Company and the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, the Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to the Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender or such Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  The Lender agrees promptly to notify the Borrowers after any such setoff and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

Section 9.10           Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary repayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.11           Counterparts.

This Agreement and each other Loan Document (where applicable under the relevant laws) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Lender may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 9.12           Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter except for any such prior agreements which by the express terms thereof survive the execution of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control unless, in the case of such other Loan Documents governed by any Law other than a state of the United States, such control would result, such other Loan Document being invalid or unenforceable, in which case, the relevant provision of the Loan Document will prevail; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 9.13           Survival of Representations and Warranties.

The representations and warranties set forth herein and in the other Loan Documents have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as of the time made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 9.14           Severability.

If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and such other Loan Document shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.15           GOVERNING LAW.

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF EACH LOAN PARTY AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF EACH LOAN PARTY AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 9.02.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.16           WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17           Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Lender, and thereafter shall be binding upon and inure to the benefit of the Loan Parties and the Lender and their respective successors and assigns, in each case in accordance with Section 9.07 (if applicable), and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender except as permitted by Section 7.04.

Section 9.18           Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in Dollars or Euros, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with customary purchase Dollars or Euros with the Judgment Currency.  If the amount of Dollars or Euros so purchased is less than the sum originally due to the Lender from the Borrowers in Dollars or Euros, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or the Person to whom such obligation was owing against such loss.  If the amount of Dollars or Euros so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 9.19           [Reserved].

Section 9.20           [Reserved].

Section 9.21           Agent for Service of Process.

The Foreign Borrower agrees that promptly following request by the Lender it will appoint and maintain an agent reasonably satisfactory to the Lender to receive service of process in New York City.

Section 9.22           No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that:  (i) (A) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Company and the Borrowers and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company and the Borrowers or any of their respective Affiliates, or any other Person and (B) the Lender does not have any obligation to the Company or the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and their respective Affiliates, and the Lender does not have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LYONDELLBASELL AF INDUSTRIES, S.C.A.,
as the Company

By:	LyondellBasell AFGP, its Manager

By:	/s/ Volker Trautz
Volker Trautz, Manager

By:	/s/ Alan Bigman
Alan Bigman, Manager

LYONDELL CHEMICAL COMPANY, as the U.S. Borrower

By:	/s/ Karen A. Twitchell
Karen A. Twitchell
Vice President and Treasurer

BASELL FINANCE COMPANY, B.V., as the Foreign Borrower

By:	/s/ Alan Bigman
Alan Bigman,.DirectorVolker

By:	/s/ Francesco Svelto
Francesco Svelto, Director

ACCESS INDUSTRIES HOLDINGS LLC, as the Lender

By:	Access Industries Management, LLC, its Manager

By:	/s/ Alejandro Moreno
Name:	Alejandro Moreno
Title:	Vice President

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